CNL Strategic Capital, LLC 8-K

Exhibit 10.1

_______________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

EACH OF THE PARTIES IDENTIFIED AS SELLER PARTIES HEREIN,

THE SELLERS’ REPRESENTATIVE

and

HURON TITLE BUYER, LLC

Dated as of April 1, 2021

_______________________________________________

TABLE OF CONTENTS

iii

Exhibits:

Exhibit A – Sellers and Ownership

Exhibit B – Accounting Practices and Procedures

Exhibit C – Illustrative Calculation of Net Working Capital

Exhibit D – R&W Policy Binder

Exhibit E – Escrow Agreement

Exhibit F – PPP Escrow Agreement

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2021, by and among each of the parties identified on Exhibit A, attached hereto (collectively, the “Sellers”), David A. Trott, in his individual capacity (“Trott”), Richard M. Rothfuss, in his individual capacity (“Rothfuss”), Huron Title Buyer, LLC, a Delaware limited liability company (“Buyer”), and David A. Trott, in his capacity as the Sellers’ Representative. Each Seller, Trott and Rothfuss is referred to individually in this Agreement as a “Seller Party” and together as the “Seller Parties”. Each Seller Party, Buyer and the Sellers’ Representative is referred to individually in this Agreement as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, prior to the date hereof, (i) ATA Holding Company LLC, a Delaware limited liability company (“Parent”), shall have been formed, and (ii) pursuant to each applicable Assignment of Units Agreement, each Seller contributed to Parent 100% of the Interests owned by such Seller (the “Equity Contribution”) in exchange for units of limited liability company interests of Parent (the “Parent Equity Units”) set forth across from such Seller’s name on Exhibit A and entered into a limited liability company agreement of Parent, in the form attached hereto as Exhibit G (the “Pre-Closing Parent LLC Agreement”);

WHEREAS, effective immediately prior to the Closing, Parent shall reconstitute its capital structure through the incurrence of new debt obligations, the distribution to certain of the Sellers of the Rollover Seller Notes and the distribution of the aggregate Debt Distribution Amounts to redeem a portion of the Parent Equity Units held by the Sellers in accordance with Section 2.1(a), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, at the Closing, Buyer will acquire from each Seller, and each Seller will transfer and sell to Buyer, all of the Purchased Units (excluding, for the avoidance of doubt, the Rollover Units), upon the terms and conditions set forth in this Agreement (the “Acquisition”);

WHEREAS, following the Closing, (i) each Seller will continue to hold the Parent Equity Units owned by such Seller as indicated in the column “Rollover Units” on Exhibit A attached hereto (the “Rollover Units”), and Buyer will hold all other Parent Equity Units (all such other Parent Equity Units, the “Purchased Units”), in each case, subject to the terms and conditions of the Parent Post-Closing LLC Agreement, (ii) the applicable Sellers shall hold the Rollover Seller Notes, and (iii) in connection with the funding of certain of the expenses contemplated herein, at or immediately following the Closing, Buyer will contribute cash to Parent in exchange for additional Parent Equity Units in accordance with the Parent Closing Date Subscription Agreement; and

WHEREAS, Trott and Rothfuss own and control Equity Interests and other interests in certain Sellers, and, in consideration of the direct and indirect benefits accruing to them and to induce Buyer to enter into this Agreement and Other Transaction Documents, Trott and Rothfuss have agreed to be party to, and to make certain representations and warranties and agree to certain covenants and indemnities as set forth in, this Agreement and Other Transaction Documents.

NOW, THEREFORE, in reliance on the foregoing and the respective representations, warranties and covenants made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions; Rules of Construction

Section 1.1.  Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Accounting Firm” means RSM US LLP, or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by Sellers’ Representative and Buyer in writing.

“Accounting Practices and Procedures” means (a) the accounting methods, policies, practices and procedures expressly set forth on Exhibit B, presented on a basis consistent with the illustrative calculation of Net Working Capital attached to Exhibit C, (b) to the extent not inconsistent with the methods, policies, practices and procedures described in the foregoing clause (a), GAAP as applied and used in connection with the preparation of the 2020 Full-Year Financial Statements, and (c) to the extent not inconsistent with the methods, policies, practices and procedures described in the foregoing clause (a) and clause (b), GAAP as in effect at December 31, 2020.

“Actual Cash Balance” means the aggregate Cash of the Companies as of the Reference Time, as determined in accordance with the Accounting Practices and Procedures.

“Adjustment Escrow Amount” means $500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anast Amount” means $1,488,620.

“Assignment of Units Agreement” means each of (i) the Assignment of Units in ATA, dated as of March 30, 2021, by and among Parent and the applicable Sellers party thereto, and (ii) the Assignment of Units in Talon, dated as of March 30, 2021, by and among Parent and the applicable Sellers party thereto.

“ATA” means ATA National Title Group LLC, a Michigan limited liability company.

“Base Purchase Price” means $85,000,000.

“Business” means the business of (a) issuing or arranging title insurance policies or reports and services tangentially involving the issuance or arrangement of title insurance policies or reports, or (b) providing services which facilitate such activity, including real estate settlement, closing and escrow services.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in Detroit, Michigan.

“Buyer Indemnitees” means Buyer, Parent, the Companies, each of their respective Affiliates and Representatives, and each of the successors and permitted assigns of the foregoing Persons.

“Buyer Material Adverse Effect” means a material adverse effect (a) on the ability of Buyer to perform its obligations under this Agreement or (b) on the ability of Buyer to consummate the Acquisition and the other transactions contemplated in this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“Cash” means the aggregate amount of all cash and cash equivalents of the Companies, including amounts held in money market accounts, bank accounts and certificates of deposit of the Companies, in each case, calculated on a proportional basis in accordance with the methodology set forth within Exhibit B; provided, that cash shall (a) be calculated net of issued but uncleared checks, money orders and other wire transfers and drafts, and (b) exclude (i) restricted cash, including Trust Account Cash and any other cash that is not freely usable because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including restrictions on dividends or any other form of restriction, (ii) cash on deposit (including customer, counterparty and other third-party deposits and prepayments), (iii) cash deposited with third parties, including outstanding security and similar deposits, and (iv) all cash held which is designated for use in connection with any cash collateralized letters of credit, performance bonds, surety bonds or similar arrangements.

“Closing Indebtedness” means the aggregate Indebtedness of the Companies as of immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital as of the Reference Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies” means Parent, ATA, Talon and their respective Subsidiaries (including each of the JVs (other than Quality Choice)) collectively.

“Confidential Information” means all confidential or proprietary information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research or development of any Company, the Business or any of their vendors, distributors, clients, customers, employees, independent contractors or other business relations, in each case, to the extent relating to, or provided, developed or received in relation to, the Business and/or any Company or JV. Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, the vendors, distributors, advertisers, marketers, referral sources, underwriters, clients, customers, employees, independent contractors or other business relations of the Companies and their confidential or proprietary information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information does not include any information that the Seller Parties can show (i) is generally available to and known by the public through no fault of any Seller Party, any of their respective Affiliates or any of their respective Representatives, or (ii) is lawfully acquired by a Seller Party, any of their respective Affiliates or any of their respective Representatives, in each case, after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

“Contract” means any written or oral agreement, contract, lease, license, sublicense, indenture, note, bond, mortgage, commitment, instrument, franchise, permit, purchase order, arrangement, undertaking or obligation (in each case, including all amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19.

“COVID-19 Measures” means any action, inaction, activity or conduct of the Companies in response to any applicable Law, Order, directive or guideline by any Governmental Entity (including regarding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester, or the CARES Act or U.S. Centers for Disease Control guidelines) in order to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19.

“COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Entities implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

“DebtCo” means ATA Strategic Capital DebtCo, LLC, a Delaware limited liability company.

“Environmental Claim” means any and all administrative, regulatory or judicial Proceedings, Orders, Liens, or notices of noncompliance or violation by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Material at any location, or (b) circumstances forming the basis of any actual or alleged violation of any Environmental Law.

“Environmental Laws” means any Law, any Order or any Contract with any Governmental Entity, in each case, relating to pollution (or the cleanup thereof) or protection of natural resources, endangered or threatened species, human health or safety (including the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.), Hazardous Materials (including Releases and threatened Releases of Hazardous Materials) or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including those designed to: (a) notify Governmental Entities, employees or the public of intended, threatened or actual Releases of any Hazardous Material in violation of Environmental Permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, Release or emission of Hazardous Materials into the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (c) reduce the quantities, prevent the Release and minimize Hazardous Materials that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Materials; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) when used or disposed of; or (f) provide for or require the cleanup of Hazardous Materials that have been Released into the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) without a Permit or otherwise in violation of applicable Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit required or issued pursuant to any Environmental Law.

“Equity Interest” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock; (d) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (f) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” with any Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means an escrow agreement, entered into by and among Buyer, the Escrow Agent and the Sellers’ Representative, substantially in the form attached to this Agreement as Exhibit E.

“Escrow Amount” means the Adjustment Escrow Amount, the Specified Matters Escrow Amount and the Indemnification Escrow Amount, collectively.

“Estimated Cash Balance” means Sellers’ good faith estimate of the amount of the Actual Cash Balance.

“Estimated Closing Indebtedness” means Sellers’ good faith estimate of the amount of the Closing Indebtedness.

“Estimated Transaction Expenses” means Sellers’ good faith estimate of the amount of the Transaction Expenses.

“Estimated Working Capital Adjustment Amount” means the Estimated Net Working Capital less the Net Working Capital Target, which may be a positive or negative number.

“Families First Act” means the Families First Corona Virus Response Act of 2020, as amended.

“Fraud” means an intentional misrepresentation or omission of a material existing fact relating to any of the representations and warranties in this Agreement or any of the Other Transaction Documents.

“Fundamental Representations” means the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.6, 4.7, 5.1(a), 5.1(c), 5.2, 5.12 and 5.26.

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the applicable reference date.

“Governmental Entity” means any nation, state, county, city, town, village, district, or other jurisdiction of any nature, and any government or governmental, quasi-governmental or regulatory entity, body or authority thereof, or political subdivision thereof, whether Federal, state, local, foreign or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator.

“Greco Title Tax Liens” is defined on Schedule 8.1(a)(vii).

“Hazardous Material” means: (a) any substance, waste or material that is controlled or regulated by, or for which liability may be imposed under, any Environmental Law, including oil and any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials, radiation, noise, odors, mold or microbial agents; provided, however, that Hazardous Material will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).

“Indebtedness” means, with respect to the Companies on an aggregated basis and without duplication, the aggregate amount, in each case, calculated on a proportional basis in accordance with the methodology set forth within Exhibit B, of the following: (a) any indebtedness (and any pay-in-kind or deferred interest and any prepayment premiums with respect thereto) for money borrowed; (b) any liability evidenced by any note, bond, indenture, debenture or other instrument or debt security, and any interest accrued thereon; (c) the deferred purchase price of assets, property, goods or services, including any earn-out, seller note or similar payment obligation, and with respect to any conditional sale, title retention, consignment or similar arrangement (other than trade payables incurred in the ordinary course of business); (d) any commitment by which any Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any guaranty or other obligation in respect of indebtedness for borrowed money of a Person other than a Company; (f) any obligation to pay amounts under a lease of real or personal property or any purchase money or vendor financing which is required to be classified as a capital lease in accordance with the Accounting Practices and Procedures; (g) any indebtedness secured by a Lien (other than Permitted Liens) on a Company’s assets; (h) all obligations under acceptance credit, letters of credit or similar facilities; (i) all loans or advances received from, or other amounts owed to, any Seller Party or any Affiliate of any Seller Party; (j) all long-term or non-current compensation liabilities (including any prepayment penalties and the employer’s share of any payroll, social security, unemployment or other Taxes); (k) all accrued chargebacks; (l) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (k) above; (m) accrued and unpaid interest on any of the obligations referred to in clauses (a) through (l) above, and all breakage costs, premiums, penalties, charges, fees, costs, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations; (n) any liabilities of any Company (whether or not accrued) for (i) bonuses or commissions (whether or not such amounts are currently payable) (including an amount representing the Companies’ liability for annual bonuses for the calendar year ending December 31, 2021, pro-rated for the period through the Closing Date, determined in accordance with the Accounting Practices and Procedures), (ii) transaction bonuses, change of control bonuses, special bonuses, profit sharing distributions, Company-funded 401k distributions or any similar types of incentive arrangements offered by any Company, (iii) post-termination of employment payments and payments for accrued or earned but unused vacation and other paid time off that become due and payable as a result of the consummation of the transactions contemplated by this Agreement, (iv) the employer’s share of any payroll Taxes attributable to any amounts described in the immediately preceding clauses (i)-(iii) and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to any such payments, and (v) any unfunded or underfunded pension, retirement, deferred compensation or similar benefit program; (o) any Taxes of the Companies for any Pre-Closing Tax Period that are deferred pursuant to Section 2302 of the CARES Act; (p) liabilities or other obligations in respect of any off-balance sheet transactions other than liabilities or other obligations arising in the Ordinary Course of Business; (q) liabilities or other obligations in respect of deferred revenue and customer, counterparty and other third-party deposits and prepayments; (r) Pending E&O Claims; and (s) Tax liabilities of the Companies for a Pre-Closing Tax Period, which amount shall not (i) be less than zero and (ii) include Tax refunds. For the avoidance of doubt and notwithstanding the foregoing, “Indebtedness” will not include (x) any Transaction Expenses, (y) any liability to the extent fully reflected in and deducted from the Closing Net Working Capital, or (z) any obligations with respect to the PPP Loan.

“Indemnification Escrow Amount” means $425,000.

“Indemnified Parties” means the Buyer Indemnitees and the Seller Indemnitees, collectively.

“Indemnified Taxes” means, without duplication: (a) all Taxes (or the non-payment thereof) of the Companies for all Pre-Closing Tax Periods (and in the case of any Straddle Period, the portion attributable to a Straddle Period as determined in accordance with Section 7.2(a)); (b) the employer portion of employment Taxes payable in connection with any transaction, change in control, deferred compensation or similar bonuses payable by any Company to employees upon consummation of the transactions contemplated hereby; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any of their predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, local, or non-U.S. Law; (d) the costs and expenses associated with preparing, filing, amending or defending any Tax Return for a Pre-Closing Tax Period; and (e) any and all Taxes of any Person imposed on any Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world, including: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade names, brand names, trade dress, designs, slogans, logos and Internet domain names and uniform resource locators and other indicia of source or origin, and all translations, adaptations, derivations, and combinations thereof, and the goodwill associated with any of the foregoing; (c) inventions (whether or not patentable and whether or not reduced to practice), industrial designs, discoveries, improvements, ideas, designs, architectures, layouts, models, protocols, formulae, algorithms, compositions, patterns, compilations, data collections, drawings, blueprints, plans, mask works, devices, methods, techniques, processes, specifications, know-how, proprietary information, customer lists, software, confidential information, technical information and trade secrets; (d) copyrights (registered or unregistered), copyrightable works, all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and rights in databases and data collections; (e) Software; (f) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; (g) registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, revisions, re-examinations or reissues or equivalent or counterpart thereof; (h) all documentation and embodiments of the foregoing; and (i) all licenses and other contractual or intangible rights with respect to any of the foregoing.

“Interests” means the issued and outstanding membership interests of ATA and Talon.

“Invoices” means invoices for all Transaction Expenses to be paid by Buyer at the Closing (each of which shall include wire instructions for delivery of the applicable amount set forth therein).

“IRS” means the Internal Revenue Service.

“JV” means any of (a) Lake States Title Agency of Grand Traverse, LLC, a Michigan limited liability company, (b) Lake States Title Agency Southwest, LLC, a Michigan limited liability company, (c) Bankers Title Agency, LLC, a Michigan limited liability company, (d) Pointe Title Company, LLC, a Michigan limited liability company, (e) FCS Title Agency, LLC, a Michigan limited liability company, (f) Associates Title Agency, LLC, a Michigan limited liability company, (g) Warranty Title Agency, LLC, a Michigan limited liability company, (h) First Protection Title Agency, LLC, an Ohio limited liability company, (i) Unity Title, LLC, an Ohio limited liability company, (j) Westar Title Agency, LLC, an Ohio limited liability company, and/or (k) Quality Choice Title, LLC, an Ohio limited liability company.

“Knowledge” means (a) with respect to Sellers, the actual knowledge, after reasonable inquiry, of William L. Robinson, Jr., David A. Trott, Brian Roberts, Paul J. Ruokis, Robert Soave and John Bommarito, and (b) with respect to Buyer, the actual knowledge of any officer, director, manager, member or managerial employee of Buyer.

“Law” means any foreign, Federal, state or local law, statute, code, Order, ordinance, rule, requirement or regulation of any Governmental Entity.

“Lien” means any mortgage, lien, easement, pledge, assignment, deed of trust, hypothecation, charge, claim, option, warrant, purchase right, right of first refusal, preemptive right, security interest, indenture, license, lease, restriction, or other encumbrance of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.

“Material Adverse Effect” means any event, circumstance, occurrence, fact, state of facts, development, change, condition or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the assets, liabilities, business, financial condition, operations or results of operations of the Companies, taken as a whole, (b) the ability of any Seller Party to perform its obligations under this Agreement or any of the Other Transaction Documents or (c) the ability of any Seller Party to consummate the transactions contemplated by this Agreement, other than any event, circumstance, occurrence, fact, state of facts, development, change, condition or effect to the extent arising or resulting from: (i) general business or economic conditions affecting the industries in which the Companies operate; (ii) acts of terrorism, acts of war or the escalation of armed hostilities; and (iii) general conditions in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); provided, that the exceptions described in any of the foregoing clauses (i)-(iii) of this definition shall apply only to the extent such event, circumstance, occurrence, state of facts, development, change or effect referred to in such exception does not have a disproportionate effect on the Acquired Companies taken as a whole relative to other Persons operating in the industries in which the Acquired Companies operate.

“Midstate Title” means Midstate Title Agency of Southern Michigan, LLC, a Michigan limited liability company.

“Net Working Capital” means, for the Companies on an aggregated basis, the amount by which (a) the sum of current assets (excluding Cash and inventory) exceeds (b) the sum of current liabilities. The calculation of Net Working Capital shall not include Cash, inventory, Indebtedness, Transaction Expenses, Tax assets or Tax liabilities. Net Working Capital shall be calculated in accordance with the Accounting Practices and Procedures (in any case, determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement).

“Net Working Capital Target” means –$1,450,831 (i.e., negative $1,450,831).

“Note Purchase Agreement” has the meaning set forth in Section 2.1(a).

“Order” means any order, writ, injunction, decree, judgment, decision, stipulation, injunction, award, determination, ruling, verdict, directive or demand of any Governmental Entity.

“Ordinary Course of Business” means the Companies’ operation and conduct of the Business in the ordinary course, consistent with past practices.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

“Other Transaction Documents” means the Escrow Agreement, the PPP Escrow Agreement, the Assignment of Units Agreements, the Seller Debt Documents and each other agreement and certificate to be executed and delivered by a Party at Closing pursuant to the terms of this Agreement, collectively.

“Parent Closing Date Subscription Agreement” means that certain Subscription Agreement, dated as of the Closing Date, by and between Buyer and Parent pursuant to which Buyer shall purchase 2,313.481 Parent Equity Units in exchange for cash proceeds equal to $2,252,182.37.

“Parent Post-Closing LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Parent, dated as of the Closing Date.

“Payoff Letters” means the payoff letters provided by the lenders or other holders of Closing Indebtedness set forth in the Closing Statement to be repaid by Buyer at Closing as contemplated by this Agreement (each of which shall (a) provide for the release and discharge, subject to the receipt of the applicable payoff amount, of all Liens and guarantees related to such Closing Indebtedness, and (b) authorize Buyer to file terminations evidencing such release and discharge upon delivery of the applicable payoff amount).

“Pending E&O Claims” means liabilities or other obligations in respect of the pending errors and omissions claims reserved by the Companies in general ledger accounts #2220-00-100 and #2220-00-821, which reserve equaled $89,669 as of December 31, 2020.

“Permits” means all permits, clearances, licenses, approvals, consents, notices, waivers, qualifications, franchises, registrations, filings, exemptions and authorizations issued by or obtained from any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts that (A) are not delinquent, (B) are not, individually or in the aggregate, material and (C) have been fully reflected in and deducted from the Closing Net Working Capital; (iii) with respect to real property, easements, rights of way, minor title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property, none of which is or has been violated by the use or occupancy of such real property or the activities conducted thereon in the past 12 months; and (iv) with respect to the Purchased Units and the JV Interests, transfer restrictions imposed by applicable securities Laws.

“Person” means any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, trust, union, association, organization, Governmental Entity or other entity or business organization.

“PPP Escrow Agreement” means an escrow agreement, entered into by and among Buyer, the PPP Lender and the Sellers’ Representative, substantially in the form attached to this Agreement as Exhibit F.

“PPP Escrow Amount” means $4,081,815.85.

“PPP Lender” means PNC Bank, National Association.

“Pre-Closing Tax Period” means all taxable periods ending on before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Proceeding” means any judicial, administrative, governmental, investigative or arbitral action, suit, litigation, claim, charge, investigation or other proceeding or audit.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite each such Sellers’ name on Exhibit A, attached hereto.

“Purchase Price” means the Base Purchase Price plus the Actual Cash Balance plus the Closing Net Working Capital minus the Net Working Capital Target minus Closing Indebtedness minus Transaction Expenses.

“Quality Choice” means Quality Choice Title, LLC, an Ohio limited liability company.

“R&W Policy” means the buy-side representation and warranty insurance policy form attached to the R&W Policy Binder bound with Everest Indemnity Insurance Company as of the date hereof.

“R&W Policy Binder” means the buy-side representation and warranty insurance policy binder attached as Exhibit D.

“Reference Time” means 12:01 am Eastern Time on the Closing Date.

“Related Party” means, without duplication, (a) any Seller Party, (b) any Affiliate of any Seller Party or any Company, (c) any officer, director, manager, equity holder, partner or member of any of the foregoing Persons, (d) any parent, child, spouse or sibling (including adoptive and stepfamily relationships) of any of the foregoing Persons, and (e) any Person in which any of the foregoing Persons has any Equity Interest or other ownership or beneficial interest.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, general or limited partner, equity holder, employee, Affiliate, agent, consultant, advisor or other representative of such Person, including any legal counsel, accountant, financial advisor or other advisor retained by any of the foregoing Persons.

“RESPA” means The Real Estate Settlement Procedures Act of 1974, as amended, and all rules, regulations and policies of Governmental Entities promulgated or established thereunder, as well as any analogous state or local Laws, and any anti-inducement or anti-kickback Laws applicable to the Business.

“Rollover Amount” means the sum of the Rollover Debt Amount and the Rollover Equity Amount.

“Rollover Debt Amount” means $3,000,000.

“Rollover Equity Amount” means $12,000,000.

“Rollover Seller Debt Documents” mean (a) each Rollover Seller Note, and (b) a collateral agency agreement with respect to each Rollover Seller Note pursuant to which the agent under the Note Purchase Agreement shall act as collateral agent with respect to each such Rollover Seller Note and the other notes issued to DebtCo pursuant to the Note Purchase Agreement.

“Rollover Seller Notes” means those certain promissory notes issued to the Sellers on the Closing Date in an aggregate amount equal to the Rollover Debt Amount.

“Seller Indemnitees” means Sellers, their respective Affiliates and Representatives, and each of the successors and permitted assigns of the foregoing Persons.

“Sellers’ Representative Expense Amount” means $250,000.

“Software” means all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating thereto.

“Specified Matters Escrow Amount” means $1,875,000.

“Subsidiary” means, with respect to any Person, another Person (other than an individual) (a) in which such Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest, (b) in which such Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such other Person that is sufficient to enable such Person to elect at least a majority of the members of such other Person’s board of directors or other governing body, or (c) that is otherwise, directly or indirectly, controlled by such Person. For all purposes under this Agreement, each JV (other than Quality Choice) shall be considered a “Subsidiary” of ATA or Talon, as applicable.

“Talon” means Talon Title Agency LLC, an Ohio limited liability company.

“Tax” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, escheat, unclaimed property, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity or any quasi-governmental body responsible for the administration or imposition of any Tax.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, disbursements, costs and expenses (including legal, accounting, investment banking, advisory and other fees, disbursements, costs and expenses) incurred by or on behalf of any of the Companies or any Seller Party (to the extent any Company pays or is obligated to pay such fees, disbursements, costs and expenses incurred by or on behalf of any Seller Party) (including 50% of the cost of the D&O Policy), in each case, to the extent unpaid as of immediately prior to the Closing and excluding any items of Indebtedness to the extent the full amount of such items has been included in the calculation of Closing Indebtedness and deducted from the Purchase Price.

“Trust Account” means any account of any Company that holds cash or deposits on behalf of third parties, including parties to real estate transactions in which any Company provides services in conducting the Business.

“Trust Account Cash” means all cash and cash equivalents (including marketable securities, short term investments, and the amount of any check, money order or electronic funds transfer written or issued by one or more third parties in favor of any Company but not yet cashed or cleared) held in any Trust Account.

Section 1.2.  Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, set forth below is a list of terms defined elsewhere in this Agreement.

Term	Section
“ACA”	Section 5.14(d)
“Acquisition”	Recitals
“Agreement”	Preamble
“Anti-Bribery Laws”	Section 5.16(b)
“Balance Sheet”	Section 5.4(a)
“Buyer”	Preamble
“Buyer Returns”	Section 7.2(b)
“Buyer’s Welfare Plans”	Section 7.5(b)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Closing Net Working Capital”	Section 2.4(b)
“Closing Statement”	Section 2.4(a)
“Company Contracts”	Section 5.8(b)
“Company Intellectual Property”	Section 5.7(a)
“Control of Defense Conditions”	Section 8.4(b)
“Deductible”	Section 8.1(b)(ii)
“Disputed Matters”	Section 2.4(c)
“Downward Adjustment Amount”	Section 2.4(i)(ii)
“Employee Plan(s)”	Section 5.14(a)
“Employees”	Section 7.5(a)
“Enforceability Exceptions”	Section 4.2
“Entity Representative”	Section 8.4(l)
“Estimated Net Working Capital”	Section 2.4(a)
“Financial Statements”	Section 5.4(a)
“Full–Year Financial Statements”	Section 5.4(a)
“Indemnifying Party”	Section 8.4(a)
“Insurance Policies”	Section 5.11(a)
“Interim Financial Statements”	Section 5.4(a)
“JV”	Section 5.2(a)
“JV Interests”	Section 5.2(b)
“Key Vendors”	Section 5.21(a)
“Leased Property”	Section 5.6(b)
“Licensed Intellectual Property”	Section 5.7(c)
“Losses”	Section 8.1(a)
“Net Proceeds”	Section 2.3(a)
“Purchased Units”	Recitals
“Notice of Disagreement”	Section 2.4(c)
“Officer and Director Indemnified Parties”	Section 7.6(a)

“Parent”	Recitals
“Party(ies)”	Preamble
“Payment Spreadsheet”	Section 2.4(a)
“Per Claim Threshold”	Section 8.1(b)(i)
“Post-Closing Statement”	Section 2.4(b)
“PPP Loan”	Section 2.6
“Property Leases”	Section 5.6(b)
“Purchase Price”	Section 2.3(a)
“Purchase Price Allocation”	Section 2.5
“Qualified Benefit Plan”	Section 5.14(d)
“Released Claims”	Section 7.9
“Releasee”	Section 7.9
“Releaser”	Section 7.9
“Restricted Period”	Section 7.10(b)
“Purchased Units”	Recitals
“Securities Act”	Section 5.19
“Seller Returns”	Section 7.2(b)
“Seller Tax Claim”	Section 8.4(e)
“Sellers”	Preamble
“Sellers’ Disclosure Letter”	Article IV
“Sellers’ Representative”	Section 7.7(a)
“Straddle Period”	Section 7.2(a)
“Tax Claim”	Section 8.4(e)
“Third Party Claim”	Section 8.4(a)
“Transfer Taxes”	Section 7.1(b)
“Unresolved Claims”	Section 8.8
“Upward Adjustment Amount”	Section 2.4(i)(i)

Section 1.3.  Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereto,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth in this Agreement shall be deemed applicable whether the words defined are used in this Agreement in the singular or the plural; (c) wherever used in this Agreement, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) the word “shall” denotes a directive and obligation, and not an option; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) references to a number of days refer to calendar days unless Business Days are specified; (g) whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (h) unless the context otherwise requires, all references in this Agreement to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time; (i) all references to dollars or “$” in this Agreement or any Other Transaction Document are to U.S. Dollars; (j) this Agreement and the Other Transaction Documents shall be deemed to have been drafted by the Parties and neither this Agreement nor any Other Transaction Document shall be construed against any Party as the principal draftsperson of this Agreement or any Other Transaction Document; (k) any references in this Agreement to a particular Section, Article or

Exhibit means a Section or Article of, or an Exhibit to, this Agreement, and all references in this Agreement to a particular Schedule means a Schedule of the Sellers’ Disclosure Letter, in each case, unless otherwise expressly specified; (l) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; (m) the Exhibits and Schedules attached to this Agreement are incorporated in this Agreement by reference and shall be considered part of this Agreement; (n) the headings in this Agreement and the Other Transaction Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or the respective Other Transaction Document or any provision of this Agreement or any Other Transaction Document; (o) unless otherwise expressly provided, wherever the consent of any Person is required or permitted in this Agreement, such consent may be withheld in such Person’s sole and absolute discretion; (p) the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation”; and (q) whenever this Agreement indicates that any Contract, document or other item has been “made available” or “delivered” to Buyer, such statement will mean that such document was made available for viewing by all of Buyer’s Representatives in the “Project Huron” virtual data room at least three (3) Business Days prior to the Closing Date and remained so available through the Closing Date. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material to any Company’s business, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business.

Article II
RECAPITALIZATION TRANSACTIONS; Purchase and Sale of the PURCHASED UNITS; Closing

Section 2.1.  Recapitalization Transactions; Purchase and Sale.

(a)  On the Closing Date and immediately prior to the Closing, ATA, Talon and certain of the other Companies shall borrow from DebtCo or otherwise shall join as guarantors or co-borrowers, as requested by DebtCo, pursuant to that certain note purchase agreement (the “Note Purchase Agreement”), funds in an aggregate amount equal to $37,000,000 (such amount, the “Debt Proceeds Amount”). Upon receipt of the Debt Proceeds Amount and immediately prior to the Closing, the Companies shall utilize the Debt Proceeds Amount (the “Debt Distribution Amount”) to redeem from the Sellers the Parent Units set forth opposite such Seller’s name as indicated in the column “Redeemed Units” on Exhibit A attached hereto (the “Redeemed Units”).

(b)  On the Closing Date and immediately prior to the Closing, ATA and Talon shall issue the Rollover Seller Notes and Parent shall cause such Rollover Seller Notes to be distributed to the applicable Sellers.

(c)  On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, the Purchased Units, free and clear of all Liens.

Section 2.2.  Closing Date. The closing of the Acquisition and the other transactions contemplated in this Agreement (the “Closing”) shall take place by the electronic exchange of signature pages to this Agreement and the Other Transaction Documents on the date hereof (the “Closing Date”).

Section 2.3.  Purchase Price.

(a)  At the Closing, Buyer shall pay to Sellers (pursuant to the Payment Spreadsheet in accordance with their Pro Rata Percentages), by wire transfer of immediately available funds, an aggregate amount (such amount, subject to adjustment as set forth in Section 2.4, the “Net Proceeds Amount”) equal to the Base Purchase Price plus an amount equal to the Estimated Cash Balance, plus an amount equal to the Estimated Working Capital Adjustment Amount (which may be a negative amount), minus

(i)  an amount equal to the Estimated Closing Indebtedness, to the extent not paid (with the Debt Proceeds Amount or otherwise) prior to the Closing;

(ii)  an amount equal to the Estimated Transaction Expenses, to the extent not paid (with the Debt Proceeds Amount or otherwise) prior to the Closing;

(iii)	the Escrow Amount;
(iv)	the PPP Escrow Amount;
(v)	the Debt Proceeds Amount;
(vi)	the Rollover Amount;
(vii)	the Anast Amount; and
(viii)	the Sellers’ Representative Expense Amount, as further described below.

(b)  At the Closing, Buyer shall: (i) on behalf of the Companies, cause the Closing Indebtedness set forth in the Closing Statement to be repaid, by wire transfer of immediately available funds, in full in accordance with the Payoff Letters pursuant to the Payment Spreadsheet, (ii) on behalf of the Companies, pay, by wire transfer of immediately available funds, the Transaction Expenses set forth in the Closing Statement in accordance with the Invoices pursuant to the Payment Spreadsheet, (iii) pay to Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Escrow Amount, (iv) pay to the PPP Lender an amount equal to the PPP Escrow Amount; (v) on behalf of the Sellers, pay the Anast Amount to Paul Anast, by wire transfer of immediately available funds pursuant to the Payment Spreadsheet; and (vi) on behalf of the Sellers, pay the Sellers’ Representative Expense Amount, by wire transfer of immediately available funds, to an account designated by the Sellers’ Representative; provided, that, any amounts treated as wages to a current or former employee of the Companies shall be paid to the applicable Company, which shall pay the respective payee such amount, less applicable withholding Taxes, through such Company’s payroll system.

Section 2.4.  Purchase Price Adjustment.

(a)  At least three (3) Business Days prior to the Closing, Sellers’ Representative shall prepare and deliver to Buyer: (i) a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of the Net Working Capital as of the Reference Time (the “Estimated Net Working Capital”), the Estimated Cash Balance, the Estimated Closing Indebtedness, the Estimated Transaction Expenses and the resulting calculation of the Net Proceeds Amount derived therefrom; (ii) the Payoff Letters; (iii) the Invoices; (iv) a spreadsheet (the “Payment Spreadsheet”), setting forth the payment amounts and the applicable wire transfer instructions for the payment of the various amounts described in Section 2.3(a) and Section 2.3(b) and (v) Sellers’ Representative’s calculations supporting such estimates. Buyer shall be entitled to review, comment on and request reasonable changes to the Closing Statement and Sellers’ Representative shall consider in good faith any written comments by Buyer with respect to the Closing Statement prior to the Closing Date. The Estimated Net Working Capital, the Estimated Cash Balance, the Estimated Closing Indebtedness and the Estimated Transaction Expenses shall be calculated in good faith and in a manner consistent with the definitions herein.

(b)  Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Post-Closing Statement”), setting forth Buyer’s calculation of Closing Net Working Capital, the Actual Cash Balance, the Closing Indebtedness and the Transaction Expenses, in each case, calculated in good faith and in accordance with the definitions herein.

(c)  During the thirty (30)-day period following Sellers’ Representative’s receipt of the Post-Closing Statement, upon the reasonable request of Sellers’ Representative, Buyer will provide Sellers’ Representative and his Representatives with reasonable access (during normal business hours and in a manner that does not disrupt Buyer’s or the Companies’ operation of their businesses) to Buyer’s work papers relating to the items included in the Post-Closing Statement to the extent necessary for Sellers’ Representative to complete its review of the Post-Closing Statement and the calculation of Closing Net Working Capital, the Actual Cash Balance, the Closing Indebtedness and the Transaction Expenses. The Post-Closing Statement shall become final, binding upon and irrevocably accepted by the Parties on the thirtieth (30th)-day following delivery thereof to Sellers’ Representative (unless such date is extended by mutual agreement of Sellers’ Representative and Buyer), unless Sellers’ Representative gives written notice of its good faith disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific items and matters in dispute (the “Disputed Matters”) and Sellers’ Representative’s proposed alternative calculation of each Disputed Matter. If a Notice of Disagreement is received by Buyer prior to the expiration of such thirty (30)-day period, then the Post-Closing Statement (as revised in accordance with this Section 2.4(c), if applicable) shall become final, binding upon and irrevocably accepted by the Parties on the earlier of (i) the date Sellers’ Representative and Buyer resolve in writing the Disputed Matters or (ii) the date the Disputed Matters are finally resolved in writing by the Accounting Firm in accordance with this Section 2.4(c). During the twenty (20)-day period following the delivery of a Notice of Disagreement, Sellers’ Representative and Buyer shall seek in good faith to resolve in writing the Disputed Matters. During such period, Buyer shall have access to the work papers of Seller Parties prepared in connection with the Notice of Disagreement. Following the expiration of such twenty (20)-day period, Sellers’ Representative and Buyer shall each be permitted to engage the Accounting Firm to resolve any remaining Disputed Matters. Each Party shall bear its own costs and expenses in connection with the resolution of such remaining Disputed Matters by the Accounting Firm. Sellers’ Representative and Buyer shall (A) within ten (10) Business Days of engaging the Accounting Firm, deliver to the Accounting Firm (with a copy thereafter being delivered by the Accounting Firm to the other Party) a written statement setting forth such Party’s calculation of each unresolved Disputed Matter and the amount thereof, and (B) jointly request that the Accounting Firm render its reasoned, written decision with respect to such remaining Disputed Matters and the resulting calculation of Closing Net Working Capital, the Actual Cash Balance, the Closing Indebtedness and the Transaction Expenses as soon as practicable, but in any event within the thirty (30)-day period following submission of such remaining Disputed Matters to the Accounting Firm (it being understood that in conducting such review and rendering such decision, the Accounting Firm shall be functioning as an expert and not as an arbitrator). The Accounting Firm shall review the submissions of Buyer and Sellers’ Representative and base its determination solely on such submissions (i.e., not on the basis of an independent review and testimony); provided that, to make its determination, the Accounting Firm may determine, in its reasonable discretion, to submit additional questions or document requests to the Parties and/or to permit Buyer and Sellers’ Representative each to submit a rebuttal to the other Party’s submission. The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the Disputed Matters submitted to the Accounting Firm were properly calculated in accordance with the terms of this Agreement (including the Accounting Practices and Procedures, as applicable) and the Accounting Firm shall apply the provisions of this Section 2.4 to such Disputed Matters, and shall not have any authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Accounting Firm’s determination as to any Disputed Matter shall not be more beneficial to Buyer than the proposed determination of that Disputed Matter in Buyer’s submission to the Accounting Firm or more beneficial to Sellers and Sellers’ Representative than the proposed determination of that Disputed Matter in Sellers’ Representative’s submission to the Accounting Firm. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. No Party or any Affiliate or Representative of a Party will (x) meet or discuss the subject matter hereof with the Accounting Firm without Buyer and the Sellers’ Representative and their respective Representatives present or, if not present, having had the opportunity, following at least three (3) Business Days’ written notice, to be present, either in person or by telephone, or (y) exchange any written correspondence with the Accounting Firm regarding the subject matter hereof without simultaneously providing a copy of such correspondence to Buyer or the Sellers’ Representative, as applicable. The costs and fees of the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement, will be paid by the Sellers’ Representative (on behalf of Seller Parties) and Buyer on an inversely proportional basis, based upon the relative portions of the Disputed Matters that have been submitted to the Accounting Firm for resolution that ultimately are awarded in favor of the Sellers’ Representative (on behalf of Seller Parties) and Buyer, as the case may be (e.g., if $100,000 is in dispute, and of that amount the Accounting Firm awards $75,000 in favor of Buyer and $25,000 in favor of Sellers’ Representative, then Buyer will be responsible for 25%, and Sellers’ Representative (on behalf of Seller Parties) will be responsible for 75%, of the costs and fees of the Accounting Firm).

(d)  The fees (including attorney fees) and disbursements of Buyer incurred in connection with its preparation of the Post-Closing Statement and review of any Notice of

Disagreement shall be borne by Buyer, and the fees (including attorney fees) and disbursements of Sellers’ Representative incurred in connection with the review of the Post-Closing Statement and preparation of any Notice of Disagreement shall be borne by Seller Parties.

(e)  If (i) the Closing Net Working Capital (as finally determined pursuant to Section 2.4(c) above) is greater than the Estimated Net Working Capital, then the Net Proceeds Amount will be increased by an amount equal to such excess, and (ii) the Closing Net Working Capital (as finally determined pursuant to Section 2.4(c) above) is less than the Estimated Net Working Capital, then the Net Proceeds Amount will be reduced by an amount equal to such shortfall.

(f)  If (i) the Actual Cash Balance (as finally determined pursuant to Section 2.4(c) above) is greater than the Estimated Cash Balance, then the Net Proceeds Amount will be increased by an amount equal to such excess, and (ii) the Actual Cash Balance (as finally determined pursuant to Section 2.4(c) above) is less than the Estimated Cash Balance, then the Net Proceeds Amount will be reduced by an amount equal to such shortfall.

(g)  If (i) the Estimated Closing Indebtedness is greater than the Closing Indebtedness (as finally determined pursuant to Section 2.4(c) above), then the Net Proceeds Amount will be increased by an amount equal to such excess, and (ii) the Estimated Closing Indebtedness is less than the Closing Indebtedness (as finally determined pursuant to Section 2.4(c) above), then the Net Proceeds Amount will be reduced by an amount equal to such shortfall.

(h)  If (i) the Estimated Transaction Expenses are greater than the Transaction Expenses (as finally determined pursuant to Section 2.4(c) above), then the Net Proceeds Amount will be increased by an amount equal to such excess, and (ii) the Estimated Transaction Expenses are less than the Transaction Expenses (as finally determined pursuant to Section 2.4(c) above), then the Net Proceeds Amount will be reduced by an amount equal to such shortfall.

(i)  If the aggregate result of the adjustments required by Sections 2.4(e), 2.4(f), 2.4(g) and 2.4(h) is:

(i)  an increase to the Net Proceeds Amount (the amount of such increase, the “Upward Adjustment Amount”), then within five (5) days after the final determination of Closing Net Working Capital, the Actual Cash Balance, Closing Indebtedness and Transaction Expenses pursuant to Section 2.4(c) above, (A) Buyer shall deliver (or cause the Companies to deliver) to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages), an amount equal to the Upward Adjustment Amount, and (B) Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages), the Adjustment Escrow Amount; and

(ii)  a decrease to the Net Proceeds Amount (the amount of such decrease, the “Downward Adjustment Amount”), then within five (5) days after the final determination of Closing Net Working Capital, the Actual Cash Balance, Closing Indebtedness and Transaction Expenses pursuant to Section 2.4(c) above, (A) Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to (x) release to Buyer from the Adjustment Escrow Amount an amount equal to the lesser of the Downward Adjustment Amount and the Adjustment

Escrow Amount, and (y) release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages), any portion of the Adjustment Escrow Amount remaining after the payment to Buyer pursuant to the foregoing clause (x), if any, and (B) if the Downward Adjustment Amount exceeds the Adjustment Escrow Amount, then each Seller shall pay its Pro Rata Percentage of such excess to Buyer (provided, that Buyer, in its sole discretion, may elect to recover an amount equal to such excess from the Indemnification Escrow Amount in lieu of the payments from Sellers pursuant to the foregoing clause (B)).

Section 2.5.  Purchase Price Allocation. The Parties agree that the Net Proceeds Amount, the Escrow Amount, the PPP Escrow Amount, Anast Amount, Sellers’ Representative Expense Amount, the amount of liabilities of the Companies (as of the Closing), and all other items treated as consideration for Tax purposes shall be allocated among the assets of ATA and Talon (the “Purchase Price Allocation”) for all purposes (including Tax and financial accounting purposes) in accordance with the methodologies set forth on Schedule 2.5. Within ninety (90) days after the final determination of Closing Net Working Capital, the Actual Cash Balance, Closing Indebtedness and Transaction Expenses pursuant to Section 2.4(c) above, Buyer shall provide to Sellers’ Representative a draft of the Purchase Price Allocation. If within the thirty (30) days of receiving such draft of the Purchase Price Allocation, the Sellers’ Representative has not delivered a written notice to Buyer objecting to such draft of the Purchase Price Allocation, then such draft of the Purchase Price Allocation Schedule prepared by Buyer shall be final and binding. If within thirty (30) days of receiving such draft of the Purchase Price Allocation the Sellers’ Representative delivers a written notice to Buyer objecting to such draft of the Purchase Price Allocation, then Sellers’ Representative and Buyer shall cooperate in good faith to resolve their differences; provided, that if after thirty (30) days, the Sellers’ Representative and Buyer are unable to agree, the Sellers’ Representative and Buyer shall retain the Accounting Firm to resolve their dispute, and the Accounting Firm shall utilize the methodologies for determining fair market sale as set forth on Schedule 2.5. The determination of the Accounting Firm shall be final and binding on the Parties. The fees, costs and expenses of the Accounting Firm shall be determined in the manner set forth in Section 2.4(c). No Party will take a position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial Proceeding, that is in any way inconsistent with the Purchase Price Allocation, as finally determined under this Section 2.5.

Section 2.6.  PPP Escrow. At the Closing, Buyer shall deliver (or cause to be delivered) the PPP Escrow Amount to the PPP Lender, for deposit into a separately-designated account established pursuant to the PPP Escrow Agreement. Following Closing, the Sellers’ Representative shall keep Buyer reasonably informed of, and provide Buyer with all documentation and correspondence with respect to, all material activity concerning forgiveness of the PPP Loan. With respect to the PPP Loan, promptly (and in any event within three (3) days) following the earlier of (a) the final, binding approval of forgiveness by the SBA of all or a portion of the liabilities, obligations, and indebtedness under the PPP Loan, or (b) a final, binding determination by the PPP Lender or the SBA, as applicable, that ATA is not entitled to all or any portion of forgiveness of any such liabilities, obligations, and indebtedness of the PPP Loan (such determination made by the SBA, the “PPP Determination”), the Sellers’ Representative shall provide Buyer notice of such PPP Determination. If, in connection with the PPP Determination, all or any portion of the PPP Loan is not forgiven, the parties to the PPP Escrow Agreement (other than the PPP Escrow Agent) will deliver written instructions to the PPP Escrow Agent directing the release of funds to the PPP Lender sufficient to repay such unforgiven amount of the PPP Loan in full, which such repayment shall be evidenced by a payoff letter in customary form from the PPP Lender. Promptly following a PPP Determination, to the extent there are any funds remaining in the applicable escrow account after such disbursement and repayment, the parties to the PPP Escrow Agreement (other than the PPP Escrow Agent) shall deliver the PPP Escrow Agent a joint written instruction to release the funds remaining in such escrow account to the Sellers’ Representative in accordance with such joint written instructions. If for any reason such escrowed funds are released to any Company instead of the Sellers’ Representative, Buyer will cause such funds to be paid to the Sellers’ Representative.

Article III
Closing Deliveries

Section 3.1.  Deliveries by Seller Parties. At the Closing, Seller Parties shall deliver or cause to be delivered to Buyer the following items:

(a)  certificates as to the good standing as of the most recent practicable date of each Company and each JV from the applicable Governmental Entity of each such entity’s jurisdiction of organization;

(b)  Certificate of an authorized officer of each Company, given by such person on behalf of the Companies, and not in such person’s individual capacity, certifying as to the Organizational Documents of each Company and each JV;

(c)  [RESERVED];

(d)  Original organizational record books of the Companies, if available;

(e)  Assignments of the Purchased Units from each applicable Seller to Buyer;

(f)  Each Assignment of Units Agreement, duly executed by Parent and each applicable Seller;

(g)  Each of the consents set forth on Schedule 3.1(g);

(h)  The executed Membership Interest Purchase Agreement by and among Paul Anast, ATA and Midstate Title (the “Anast Agreement”) providing that upon payment of the Anast Amount, all payments or obligations in respect of any ownership interest or transaction relating thereto in Midstate Title will be paid and satisfied in full;

(i)  Evidence that all payments required to be made to release any tax liens with respect to any Company or the assets of any Company have been made (other than with respect to the Greco Title Tax Liens);

(j)  Each of the Rollover Seller Debt Documents, executed by the applicable Rollover Sellers;

(k)  The signature page of each Seller holding Rollover Units to the Parent Post-Closing LLC Agreement;

(l)  a non-foreign person affidavit from each of Seller, certifying that such Seller is not a “foreign person” as defined in Sections 1445 and 1446(f) of the Code, and otherwise meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, along with a properly completed IRS Form W-9 of each of Seller;

(m)  Executed counterparts of each Other Transaction Document to which Sellers’ Representative, Sellers or Affiliates of Sellers are party; and

(n)  Such other instruments and certificates as may be reasonably requested by Buyer.

Section 3.2.  Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following items:

(a)  The Net Proceeds Amount in accordance with Section 2.3(a);

(b)  A certificate as to the good standing as of the most recent practicable date of Buyer from the Secretary of State (or applicable Governmental Entity) of Buyer’s jurisdiction of organization;

(c)  A certificate of the Secretary of Buyer, given by such person on behalf of Buyer and not in such person’s individual capacity, certifying as to the Organizational Documents of Buyer;

(d)  Buyer’s signature page to the Parent Post-Closing LLC Agreement;

(e)  Executed counterparts of each Other Transaction Document to which Buyer or Affiliates of Buyer are party;

(f)  Employment offer letters between ATA and each of (i) William Robinson, Jr., (ii) Robert Soave, (iii) Paul Ruokis and (iv) Brian Roberts, governing such executive’s post-Closing employment arrangements with the Companies;

(g)  The R&W Policy Binder effective as of the Closing Date; and

(h)  Such other instruments and certificates as may be reasonably requested by Sellers’ Representative.

Article IV
Representations and Warranties
Relating to Seller Parties and the Parent Equity UNITS

Except as disclosed in the applicable section or subsection of the Sellers’ Disclosure Letter, each Seller Party, severally and not jointly, represents and warrants to Buyer as follows:

Section 4.1.  Organization, Standing and Power. Such Seller Party (other than a Seller Party that is an individual) is duly organized, validly existing and in good standing under the Laws of the state of Michigan or Ohio, as applicable, and has the requisite power and authority and possesses all governmental franchises, licenses, Permits, authorizations and approvals necessary to enable such Seller Party to own, lease or otherwise hold such Seller Party’s properties and assets and to carry on such Seller Party’s business as presently conducted.

Section 4.2.  Authority; Execution and Delivery; Enforceability. Such Seller Party has the legal capacity or the requisite power and authority, as applicable, to execute and deliver this Agreement and the Other Transaction Documents to which such Seller Party is a party, to consummate the Acquisition and the other transactions contemplated hereby and thereby, and to perform such Seller Party’s obligations hereunder and thereunder. The execution and delivery by such Seller Party of this Agreement and the Other Transaction Documents to which such Seller Party is a party, the consummation by such Seller Party of the Acquisition and the other transactions contemplated hereby and thereby, and the performance of such Seller Party’s obligations hereunder and thereunder, in each case, have been duly authorized by all necessary action. Such Seller Party has duly executed and delivered this Agreement and each Other Transaction Document to which such Seller Party is a party, and this Agreement and each Other Transaction Document to which such Seller Party is a party constitutes such Seller Party’s valid and binding obligation, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (the “Enforceability Exceptions”).

Section 4.3.  No Conflicts; No Consents. Except as set forth on Schedule 4.3, none of (a) the execution and delivery by such Seller Party of this Agreement and the Other Transaction Documents to which such Seller Party is a party, (b) the consummation of the Acquisition and the other transactions contemplated hereby and thereby, (c) the performance by such Seller Party of such Seller Party’s obligations hereunder and thereunder, or (d) compliance by such Seller Party with the terms hereof and thereof, in each case, will (with or without notice or lapse of time, or both) conflict with, result in any breach or violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the Parent Equity Units or any of the other properties or assets of such Seller Party under: (i) if such Seller Party is not a natural Person, the Organizational Documents of such Seller Party; (ii) any Contract to which such Seller Party is a party or by which any of the Parent Equity Units or any of such Seller Party’s other properties or assets is bound; or (iii) any Order, Permit or Law applicable to such Seller Party or such Seller Party’s respective properties or assets. No material consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to such Seller Party in connection with the execution, delivery and performance of this Agreement or any Other Transaction Document or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than those set forth on Schedule 4.3.

Section 4.4.  The Purchased Units. Such Seller Party has good and valid title to, and is the record and beneficial owner of, the Rollover Units and Purchased Units set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens except for transfer restrictions imposed by applicable securities Laws. The Rollover Units and Purchased Units set forth on Exhibit A constitute all of the issued and outstanding Equity Interests of Parent. Upon the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents at the

Closing, and upon Sellers’ receipt of the Net Proceeds Amount in accordance with Section 2.3(a), good and valid title to the Purchased Units will pass to Buyer, free and clear of any Liens except for transfer restrictions imposed by applicable securities Laws. Other than this Agreement and the Pre-Closing Parent LLC Agreement, such Seller Party is not subject to any voting trust, proxy or other Contract with respect to any of the Parent Equity Units, including any Contract (i) restricting or otherwise relating to the voting, dividend rights or disposition of any of the Parent Equity Units, or (ii) giving any other Person any rights with respect to any Parent Equity Unit.

Section 4.5.  Litigation. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against or involving any Seller Party, and no Seller Party is subject to any outstanding Order, in each case, relating to this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby. No insolvency Proceeding is pending or, to the Knowledge of the Sellers, threatened against or involving any Seller Party, and no Seller Party is insolvent or unable to pay any of such Seller Party’s obligations when due.

Section 4.6.  Brokers. Except for PMCF LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Other Transaction Document based upon arrangements made by or on behalf of such Seller Party.

Section 4.7.  Transactions with Related Parties.

(a)  Except as set forth in Schedule 4.7(a) and Exhibit A attached hereto and except for any continuing employment relationships pursuant to employment offer letters set forth in Section 3.2(h), neither such Seller Party nor any of such Seller Party’s Related Parties (i) has, or will immediately following the Closing have, any interest in any property owned or used by any Company or JV, (ii) has, or will immediately following the Closing have, any interest in, any Contract with any Company or JV or has, or will immediately following the Closing have, any equity or other interest in, provided any loan or other financing to, or has any consulting, services or other Contract with, any Company or JV, (iii) is, or will immediately following the Closing be, a party to any Contract with any Company or JV, (iv) has, or will immediately following the Closing have, any interest, directly or indirectly, in any Person having business dealings with any Company or JV, or (v) has, or will immediately following the Closing have, any interest, directly or indirectly, in any Person that is a supplier or competitor of any Company or JV.

(b)  Schedule 4.7(b) identifies (i) any Contract currently in effect or in effect during the past three (3) years, including oral Contracts or other cost-sharing arrangements, between any Company or JV, on the one hand, and such Seller Party or any of such Seller Party’s Related Parties, on the other hand except for salaries, bonuses, except reimbursements and other employment-related payments, (ii) any payments made by any Company or JV to such Seller Party or any of such Seller Party’s Related Parties since January 1, 2020 (other than distributions of cash in respect of Equity Interests in Talon or ATA), and (iii) any payments received by any Company or JV from such Seller Party or any of such Seller Party’s Related Parties since January 1, 2020.

(c)  Except as set forth in Schedule 4.7(c), no Related Party of such Seller Party is currently employed or engaged by any Company.

(d)  Except as set forth in Schedule 4.7(a), neither such Seller Party nor any of such Seller Party’s Related Parties (a) owes any amount to any Company or JV or is owed any amount by any Company or JV except for any accrued salaries and wages that are accounted for in and have been deducted from the Closing Net Working Capital, (b) is the beneficiary of any commitment by any Company or JV to make any loan or extend or guarantee credit to or for the benefit of such Seller Party or Related Party, or (c) has any claim or other Proceeding against any Company or JV.

Article V
Representations and Warranties
Relating to the Companies

Except as disclosed in the applicable section or subsection of the Sellers’ Disclosure Letter, Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

Section 5.1.  Organization; Capitalization.

(a)  Each of the Companies is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, Michigan, Ohio or Indiana, as applicable. Each of the Companies has the requisite, limited liability company power and authority to own, lease and operate its respective properties and to carry on its business as presently conducted. Each of the Companies is duly qualified and in good standing to do business as a limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

(b)  Sellers have made available to Buyer true and complete copies of the Organizational Documents of the Companies and Quality Choice, each as amended to date.

(c)  Except for the Rollover Units and Purchased Units, there are no Equity Interests of Parent issued, reserved for issuance or outstanding. The Rollover Units and Purchased Units (i) have been duly authorized and validly issued, and (ii) are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. There is no outstanding voting debt with respect to Parent, ATA or Talon. Except as set forth on Schedule 5.2(c), there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind (A) obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest in, any Company (other than any JV) or any voting debt, (B) obligating any Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (C) obligating any Company to repurchase, redeem or otherwise acquire any securities or Equity Interests of any kind. There are not any outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any Equity Interests.

Section 5.2.  Ownership.

(a)  Except for the Equity Interests in each of the Persons set forth on Schedule 5.2(a), no Company owns, directly or indirectly, any Equity Interest in any Person.

(b)  ATA or Talon has good and valid title to the Equity Interests in each JV set forth on Schedule 5.2(b) (such Equity Interests, the “JV Interests”), free and clear of all Liens except Permitted Liens. Except as set forth in the operating agreements for each JV that have been made available to Buyer, the JV Interests are not subject to any voting trust, proxy or other Contract (i) restricting or otherwise relating to the voting, dividend rights or disposition of any of the JV Interest or (ii) giving any other Person any rights with respect to any of the JV Interests.

(c)  Except for the JV Interests set forth on Schedule 5.2(b) and the Equity Interests set forth on Schedule 5.2(c), there are no Equity Interests in any JV issued, reserved for issuance or outstanding.

(d)  The JV Interests (i) have been duly authorized and validly issued, and are fully paid, and (ii) are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. There is no outstanding voting debt with respect to any JV.

(i)  Except as set forth on Schedule 5.2(e), there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind (A) obligating any JV or other Company to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest in, any JV, or (B) obligating any JV or other Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (C) obligating any JV or other Company to repurchase, redeem or otherwise acquire any securities or Equity Interests of any kind.

(e)  Except as set forth on Schedule 5.2(f), there are not any outstanding contractual obligations of any JV or other Company to repurchase, redeem or otherwise acquire any portion of the Equity Interests in any JV. Except for the Anast Agreement, no Company has, or will as a result of the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents have, any obligation or outstanding commitment to pay or contribute any cash or other capital in respect of the JV Interests or otherwise in respect of any ownership of any JV.

Section 5.3.  No Conflicts; No Consents. Except as set forth on Schedule 5.3, none of (a) the execution and delivery by Seller Parties of this Agreement and the Other Transaction Documents to which any Seller Party is a party, (b) the consummation of the Acquisition and the other transactions contemplated hereby and thereby, (c) the performance by Seller Parties of their respective obligations hereunder and thereunder, or (d) compliance by Seller Parties with the terms hereof and thereof, in each case, will (with or without notice or lapse of time, or both) conflict with, result in any breach or violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of any Company or JV under: (i) the Organizational Documents of any Company or any JV; (ii) any Contract to which any Company or any JV is a party, or by which any of the properties or assets of any Company or any JV is bound; or (iii) any Order, Permit or Law applicable to any Company or any JV, or any of their respective properties or assets. No material consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to any Company or any JV in connection with the execution, delivery and performance of this Agreement or any Other Transaction Document or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than those set forth on Schedule 5.3.

Section 5.4.  Financial Statements.

(a)  Schedule 5.4(a) sets forth (i) (A) the unaudited aggregated balance sheets of each of ATA and Talon as of January 31, 2021 (collectively, the “Balance Sheet”), and the related unaudited aggregated statements of income and cash flows of ATA and Talon for the one (1)-month period then ended (collectively, the “Interim Financial Statements”), and (B) the unaudited aggregated balance sheets of each of ATA and Talon as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related unaudited aggregated statements of income and cash flows of ATA and Talon for the twelve (12)-month periods then ended (the balance sheets and statements described in this clause (i)(B), collectively, the “Full-Year Financial Statements”) and (ii) the unaudited standalone balance sheets of each of FCS Title Agency LLC, Affinity Title Services of Michigan, LLC, Associates Title Agency, LLC, Bankers Title Agency, LLC, Pointe Title Company LLC, Lake States Title Agency of Grand Traverse LLC, Lake States Title Agency Southwest LLC, First Protection Title Agency LLC, Unity Title, LLC, Westar Title Agency, LLC and Midstate Title Agency of Southern Michigan LLC as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related unaudited standalone statements of income and cash flows of each such Company for the twelve (12)-month periods then ended (the balance sheets and statements described in this clause (ii), collectively, the “JV Financial Statements” and, together with the Interim Financial Statements and Full-Year Financial Statements, collectively, the “Financial Statements”).

(b)  The Financial Statements: (i) except as disclosed on Schedule 5.4(b), have been prepared in accordance with GAAP as in effect for the applicable period then ended, consistently applied; (ii) present fairly, in all material respects, the aggregate financial condition, results of operations and cash flows of the Companies at the respective dates set forth therein and for the respective periods covered thereby (except (A) in the case of the Full-Year Financial Statements, as may be indicated in the notes thereto, and (B) in the case of the Interim Financial Statements, for the absence of footnote disclosures and other presentation items (which will not be material individually or in the aggregate) and changes resulting from year-end adjustments (none of which are expected to be material)); and (iii) were derived from, and are consistent with, the books and records of the Companies (which, in turn, are accurate and complete in all material respects).

(c)  The Companies have systems of internal accounting controls that are sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, except as disclosed on Schedule 5.4(b).

(d)  During the period from January 1, 2019 through December 31, 2019, Talon received aggregate cash distributions of $274,473 from Quality Choice. Since January 1, 2020, Talon has received aggregate cash distributions of $380,192 from Quality Choice.

Section 5.5.  Assets Other than Real Property Interests. Each Company has good and valid title to or a valid leasehold interest in all of the personal property and other assets owned or leased by such Company or used in the conduct of the Business as currently conducted by such Company (including the properties and assets reflected on the Balance Sheet or thereafter acquired, but excluding any properties and assets disposed of since the date of the Balance Sheet in the Ordinary Course of Business), in each case free and clear of all Liens, except (a) such Liens as are set forth in Schedule 5.5, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums which are not yet due but are fully reflected in the Closing Net Working Capital, and (c) Liens for Taxes that are not due and payable and for which appropriate reserves have been established on the Balance Sheet in accordance with GAAP. The properties and assets described in the preceding sentence (i) have been maintained in accordance with normal industry practices, (ii) are in good operating condition and repair subject to normal wear and tear, (iii) are fit for use by the applicable Company in the Ordinary Course of Business, and (iv) include all assets and properties necessary for the conduct of the Business as presently conducted and the continued conduct thereof after the Closing in substantially the same manner as presently conducted.

Section 5.6.  Real Property.

(a)  None of the Companies own or have at any time previously owned any real property or any interest in real property.

(b)  Schedule 5.6(b) sets forth a complete list of all real property and interests in real property leased, subleased, licensed or occupied by a Company as tenant, subtenant, licensee or occupant (each, a “Leased Property”), including, with respect to each Leased Property, (i) the street address, (ii) the name of the landlord (or sublandlord, as applicable), and (iii) the Contract pursuant to which the applicable Company leases, subleases, licenses or occupies such Leased Property (collectively, the “Property Leases”).

(c)  Each Company holds a valid and subsisting leasehold interest in its Leased Property, in each case free and clear of all Liens, except (i) Liens described in clauses (b) or (c) of Section 5.5, (ii) Liens set forth on Schedule 5.6, and (iii) easements, rights-of-way, zoning ordinances and other similar restrictions of record which do not materially impair the occupancy or use of such Leased Property for the purposes for which it is currently used in connection with the Business.

(d)  The Companies have performed all material obligations required to have been performed by the Companies under the Property Leases. Neither the Companies nor any Seller Party has received notice that any Company is in default under any Property Lease and, to the Knowledge of the Sellers, no default by any other party to any Property Lease has occurred. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened alleging that any of the improvements comprising the Leased Property are, or the operation of the Business on any Leased Property is, in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record, or any zoning or building Law, or any public utility or other easement.

(e)  None of the Leased Property, during occupancy by any Company or during the term of any Property Lease, has suffered any material damage by fire or other casualty which has not been repaired and restored in all material respects.

(f)  To the Knowledge of the Sellers, there are no condemnation, appropriation, eminent domain or other similar Proceedings pending or threatened with respect to the Leased Property. To the Knowledge of the Sellers, the Leased Property is not subject to any material rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except those set forth in the applicable Property Lease entered into by a Company relating to such Leased Property.

(g)  The occupancy, use and operation of the Leased Property complies in all material respects with all applicable Laws and Permits.

Section 5.7.  Intellectual Property.

(a)  Schedule 5.7(a) completely and accurately lists all: (i) registered patents and pending applications for registration of patents, registered internet domain names, copyright registrations, and trademarks and pending applications for registration of trademarks owned, filed, applied for, held by or on behalf of the Companies, specifying, with respect to each such item, as applicable (A) the owner of such item, (B) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration or application number of such item, if any, and (D) the date of application, issuance or registration of such item; and (ii) unregistered trademarks, trade names, and service marks material to the Companies’ business (collectively, the “Listed Intellectual Property). The Companies exclusively own and possess all right, title and interest in and to the Listed Intellectual Property and all unregistered Intellectual Property that is material to the conduct of the Business as presently conducted (collectively with the Registered Intellectual Property, the “Company Owned Intellectual Property”), and the Companies own and possess all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license, if any, identified on Schedule 5.7(a) (except for commercially available, off the shelf software, software services, applications or similar intellectual property that is licensed or made available to any Company for a cost per annum of less than $17,500 and for which the Companies have not paid more than $25,000 in any calendar year), all other Intellectual Property necessary for the operation of Business as presently conducted and as presently proposed to be conducted (collectively with the Company Owned Intellectual Property, the “Company Intellectual Property”), in each case free and clear of any Liens. No Proceedings are pending or threatened against any of the Companies by any other Person or before any Governmental Entity challenging the right of the Companies to continue to use, or the validity or enforceability of, the Company Intellectual Property (other than claims, challenges, or questions by governmental intellectual property office examiners or similar Governmental Entities as part of the application review and evaluation process), and no loss or expiration of any Company Intellectual Property is reasonably foreseeable (other than the expiration of any registered Intellectual Property at the end of its respective statutory term). The Companies have taken all reasonably necessary steps to maintain and protect the Company Intellectual Property. Each item of registered Intellectual Property (or applications therefor) set forth (or required to be set forth) on Schedule 5.7(a) is subsisting and in full force and effect and is valid and enforceable. All renewal fees that are or were due and payable as of or prior to the Closing Date in respect of each item of registered Intellectual Property (or applications therefor) set forth (or required to be set forth) on Schedule 5.7(a) have been duly paid and none of the registrations or applications are subject to any challenge, opposition, nullity proceeding or interference or threats to commence the same (other than claims, challenges, or questions by governmental intellectual property office examiners or similar Governmental Entities as part of the application review and evaluation process).

(b)  The conduct of the Business has not, and no Company has, infringed, misappropriated, violated or conflicted with, and the continued conduct of the Business, in substantially the same manner as presently conducted, does not and will not infringe, misappropriate, violate or conflict with, the Intellectual Property of any other Person. To the Knowledge of the Sellers, no Person has infringed, misappropriated, violated or conflicted with the Company Intellectual Property or any other Intellectual Property exclusively licensed to any Company. Neither the Companies nor any Seller Party has received any notice of any infringement, misappropriation or violation by, or conflict with, any third party with respect to any Intellectual Property (including any demand or request that any Company license any rights from a third party), and, to the Knowledge of the Sellers, there are no facts which indicate a likelihood of any such infringement, misappropriation, violation or conflict. The transactions contemplated by this Agreement and the Other Transaction Documents will not have an adverse effect on the right, title or interest of any Company in and to any of the Company Intellectual Property, and all of the Company Intellectual Property will be owned or available for use by the Companies immediately after the Closing on terms and conditions identical to those as of immediately prior to the Closing.

(c)  Schedule 5.7(c) sets forth a complete and accurate list of all Contracts pursuant to which the Companies have granted or received a license to Intellectual Property that is used in the conduct of the Business as currently conducted or as presently proposed to be conducted, other than licenses for commercial or generally available off the shelf software, applications or similar intellectual property that is licensed or made available to any Company for a cost per annum of less than $17,500 and for which the Companies have not paid more than $25,000 in any calendar year (the “Licensed Intellectual Property”). ATA or Talon holds a good, valid and enforceable license or other right to use each item of Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens. No Company has received any claim from any Person that is currently pending and unresolved and that challenges a Company’s right to use any of the Licensed Intellectual Property in connection with the conduct of the Business as currently conducted and as presently proposed to be conducted. Except as set forth on Schedule 5.3, the transactions contemplated by this Agreement and the Other Transaction Documents will not conflict with, result in any breach or violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under the Licensed Intellectual Property, and all Licensed Intellectual Property shall be available for use by the Companies from a third party immediately after the Closing on terms and conditions identical to those as of immediately prior to the Closing.

(d)  The Companies own and possess all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, the Companies’ employees or independent contractors (including consultants and developers), that, in the case of employees, relate to the Business or to the actual or demonstratively anticipated research or development conducted by or for the Companies. All Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property purportedly owned by the Companies, in whole or in part, have executed and delivered to the Companies written Contracts (i) assigning by present assignment to the Companies all Intellectual Property created or developed within the scope of such Person’s employment or engagement, as applicable, and (ii) protecting the trade secrets and confidential information of the Companies, and all such written Contracts are, in each case, valid and are enforceable in accordance with their terms and, to the Knowledge of the Sellers, no Person is in breach of any such Contract.

(e)  The security measures, systems and Software used by the Companies in the Business as currently conducted and as presently proposed to be conducted by the Companies (i) are, to the Knowledge of the Sellers, free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) are fully functional and operate and run in a reasonable and efficient business manner, (iii) are sufficient for the current and currently contemplated needs of the Business, and have not experienced any material failures, breakdowns, outages or unavailability during the past two (2) years, and (iv) have security back-ups or other disaster recovery arrangements, and hardware and Software support and maintenance that are current, commercially reasonable, and consistent with practices adopted by similarly situated companies, to minimize the risk of material error, breakdown, failure or security breach that would result in (A) a disruption to the operation of the Business or (y) unauthorized access to the trade secrets and other data included in the Intellectual Property of the Companies. None of the systems or Software (as a whole or with respect to any portion thereof) have experienced any failure, breakdown, outage, bug, continued substandard performance or other adverse event in the past twelve (12) months, in each case, that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such systems or Software (as a whole or with respect to any portion thereof).

(f)  With respect to data collection, use, privacy, protection and security, the Companies have at all times been in compliance with all applicable Laws, and the Companies’ internal policies and privacy policies, and no notices have been received by, and no claims, charges or complaints have been made against, any Company by any Governmental Entity or other Person alleging a violation of any such Laws or any applicable industry standards. The Companies have not experienced any incident in which personal, sensitive or confidential information or data (whether data or information of the Companies, their customers or clients, or other Persons, and whether in electronic or any other form or medium) was or, to the Knowledge of the Sellers, may have been, stolen or improperly accessed, including any breach of security or any notices or complaints from any Person regarding any such information.

Section 5.8.  Contracts.

(a)  Except as set forth on Schedule 5.8, no Company is a party to or bound by any:

(i)  consulting Contract, employee leasing Contract or other Contract for the employment or services of any employee, contractor or other Person on a full-time, part-time, consulting or other basis, or any severance, change of control or deferred compensation Contract;

(ii)  collective bargaining Contract or other Contract with any labor organization, union or association;

(iii)  Contract under which any Company has advanced or loaned money or equipment to any employee or contractor, other than any advancement for reimbursable expenses in the Ordinary Course of Business;

(iv)  settlement, conciliation or similar Contract, or any Contract related to any matter that, if made available to and known by the public, would reasonably be expected to result in substantial public disgrace or substantial harm to the reputation or public standing of any Company;

(v)  Contract (A) restricting or limiting in any manner the right or ability of any Company to engage in any line of business, or otherwise compete with any Person, (B) restricting or limiting in any manner the location where any Company may operate or otherwise conduct business, (C) prohibiting or limiting in any manner the right or ability of any Company to make, sell, distribute or market any products or services, or the right or ability of any Company to sell any products or services to, or purchase any products or services from, any Person, or (D) restricting or limiting in any manner the right or ability of any Company to solicit, hire, engage or employ any Person;

(vi)  Contract restricting or limiting in any manner the right or ability of any third Person to (A) compete with any Company or (B) solicit, hire, engage or employ any employee or contractor of any Company;

(vii)  Contract pursuant to which a Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Property or any portion thereof;

(viii)  lease, sublease or similar Contract with any Person under which (A) a Company leases, subleases, holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) a Company leases, subleases or makes available for use by any Person, any tangible personal property owned or leased by a Company, in any such case which either (x) has an aggregate future liability or receivable, as the case may be, in excess of $50,000, or (y) has an unexpired term in excess of 1 year;

(ix)  (A) continuing Contract for the future purchase of materials, supplies or equipment, or (B) advertising Contract, in any such case which has an aggregate future liability to any Person in excess of $50,000;

(x)  Contract relating in whole or in part to any Company Intellectual Property (including any license or other Contract under which a Company is licensee or licensor of any Intellectual Property) other than commercially available off the shelf software or services that is licensed or made available to any Company for a cost per annum of less than $17,500 and for which the Companies have not paid more than $25,000 in any calendar year;

(xi)  Contract relating to the incurrence or assumption of any Indebtedness or otherwise placing a Lien (other than Permitted Liens) on any property or asset of any Company;

(xii)  Contract under which (A) any Person has directly or indirectly guaranteed any Indebtedness, liability or obligation of a Company or (B) a Company has directly or indirectly guaranteed any Indebtedness, liability or obligation of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiii)  Contract under which a Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually, is in excess of $50,000;

(xiv)  Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of a Company or any predecessor Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not such an indemnification;

(xv)  joint venture, strategic alliance, partnership or similar Contract with any third Person;

(xvi)  Contract between any Company, on the one hand, and any JV, on the other hand;

(xvii)  Contract with a Key Vendor, Key Underwriter or Key Business Source;

(xviii)  Contract that requires a Company to purchase its total requirements of any product or service from a particular third Person;

(xix)  Contract under which any Company has (A) granted “most favored nation” pricing provisions, (B) agreed to sell or provide a minimum quantity of goods or services to, or agreed to sell or provide goods or services exclusively to, a certain Person, (C) granted any right of first refusal, right of first offer, right of first negotiation or similar right, or that could otherwise require the disposition of any assets or line of business of any Company, or (D) granted marketing or distribution rights relating to any products, services or territory;

(xx)  Contract containing earn-out, deferred or contingent payment obligations on the part of a Company;

(xxi)  Contract relating to the acquisition of another Person, any Equity Interests of another Person or a material portion of the business or assets of another Person, in each case, other than those under which all liabilities, obligations and responsibilities of the Companies have (A) expired or been fully discharged or performed, or (B) been assigned to another Person that is not a Company;

(xxii)  Contract that imposes any confidentiality, standstill or similar obligation on a Company, except for those entered into (A) in the Ordinary Course of Business, (B) in connection with the sale process of ATA and Talon, or (C) in connection with acquisitions of assets pursued by the Companies in the Ordinary Course of Business;

(xxiii)  Contract that requires capital expenditures in excess of $50,000 following the Closing Date;

(xxiv)  Contract pursuant to which the Companies have made or received payments in aggregate since January 1, 2018 in excess of $200,000 (except for title insurance policies or reports issued in the Ordinary Course of Business pursuant to which the Companies have not made or received payments in excess of $200,000 but merely have a face value in excess of $200,000);

(xxv)  Contract with any advertisers, marketers, underwriters or referral sources;

(xxvi)  Contract with any Governmental Entity, excluding standard access agreements entered into in the Ordinary Course of Business which are not materially less favorable to any Company than the standard access agreements made available to the Buyer;

(xxvii)  Contract which provides the counterparty (other than another Company) with a power of attorney to bind a Company;

(xxviii)  Contract not otherwise listed on Schedule 5.8 entered into outside the Ordinary Course of Business for consideration in excess of $50,000

(xxix)  Contracts with any Seller Party or any Seller Party’s Related Party; and

(xxx)  other Contract (except for title insurance policies or reports issued in the Ordinary Course of Business that would not otherwise be Company Contracts but for having a face value in excess of $50,000) that provides for (A) payments by any Company to any third Person following the Closing in excess of $50,000 in any consecutive twelve (12)-month period, or (B) payments to any Company from any third Person following the Closing in excess of $50,000 in any consecutive twelve (12)-month period.

(b)  All Contracts listed or required to be listed on Schedule 5.8 (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by each Company party thereto in accordance with their respective terms. True and correct copies of all Company Contracts have been made available to Buyer. The Companies have performed all material obligations required to be performed by them to date under the Company Contracts. No Company is (with or without the lapse of time or the giving of notice, or both) in material breach, violation or default under any Contract and, to the Knowledge of the Sellers, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach, violation or default thereunder. No party to any Company Contract has exercised any termination rights with respect thereto, no Company has received any notice of the intention of any other party to a Company Contract to terminate such Company Contract, and no party to any Company Contract has given notice of any material dispute with respect to any Company Contract.

Section 5.9.  Receivables. All notes and accounts receivable of the Companies (a) represent actual indebtedness incurred by the applicable account debtors, (b) have arisen from bona fide transactions in the Ordinary Course of Business, (c) are valid receivables, (d) are reflected properly on the books and records of the Companies, (e) have arisen from sales actually made or services actually performed at arm’s length in the Ordinary Course of Business, (f) are collectible in the Ordinary Course of Business, (g) are reflected on the Financial Statements or the Closing Statement, and (h) are not subject to any contest, claim or right of setoff or counterclaim relating to the amount or validity thereof. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of any Company, except for immaterial adjustments or credits in the Ordinary Course of Business. To the Knowledge of the Sellers, there is no currently existing fact or circumstance to indicate that the collection of accounts receivable will be materially different than what has historically been customary for the Companies and the Business.

Section 5.10.  Permits.

(a)  Each Company possesses all material Permits necessary to own or hold under lease and operate its respective properties and assets and to conduct its respective business as currently conducted and as currently contemplated to be conducted, and all such Permits are valid and in full force and effect. Schedule 5.10(a) sets forth a true, correct and complete list of all Permits owned or held for use by the Companies. Each Company is, and at all times during the past four (4) years has been, in compliance in all material respects with all Permits.

(b)  During the past five (5) years, no Company (i) received any notice from any Governmental Entity alleging any noncompliance by any Company with any Permit, or (ii) was subject to any Proceeding, investigation, fine, penalty, request for corrective or remedial action, compliance or enforcement action or other assessment by a Governmental Entity. There are no pending or threatened Proceedings, investigations or enforcement or disciplinary actions that seek the revocation, cancellation, withdrawal, suspension or adverse modification of any Permit. During the past five (5) years, no Company has received any notice from any Governmental Entity regarding the pending or threatened revocation, suspension or adverse amendment of any Permit owned or held for use by any Company. The Companies are not aware of any circumstance that is reasonably likely to result in the loss, revocation, suspension, withdrawal, restriction, discipline or material limitation of any Permit owned or held for use by any Company. The consummation of the transactions contemplated by this Agreement will not violate or result in a default under, violation of, termination or lapse of, or loss of a benefit under any Permit owned or held for use by any Company, trigger a termination or right of termination under any such Permit, or require a notice to be submitted under or with respect to any such Permit.

Section 5.11.  Insurance.

(a)  Schedule 5.11(a) lists all insurance policies and binders (including the name of the insurer, the policy number, and the period, limit and type of coverage) for which a Company is a policyholder or which cover the assets, employees or operations of any Company (the insurance policies required to be disclosed on Schedule 5.11(a), the “Insurance Policies”). To the Knowledge of the Sellers, no event relating to any Company has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies. The Company has not received any notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. All premiums due and payable with respect to the Insurance Policies covering all periods up to and including the Closing Date have been paid. Each Insurance Policy is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms, and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. No Company (i) is in breach or default of any Insurance Policy or (ii) has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a breach or default of any Insurance Policy or permit termination or modification of any Insurance Policy.

(b)  Schedule 5.11(b) lists all claims made by any Company during the past four (4) years against an insurer in respect of coverage under any Insurance Policy. All potential insurance claims for matters arising prior to the Closing for which insurance coverage is (or would have been) available have been timely and properly tendered to the respective insurance carrier by a Company.

(c)  No notice of cancellation or termination, material change in premium or denial of renewal in respect of any insurance policy has been received by any Company with respect to any of the Insurance Policies or otherwise during the past four (4) years. No Company has been refused any insurance by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance. During the past four (4) years, no insurance carrier has questioned, denied or disputed coverage of, or issued any reservation of rights letter (other than a general reservation of rights) with regards to, any claim with respect to any Company (or any of their assets, properties, products, employees, operations or business) in excess of $5,000 individually or $25,000 in the aggregate, or otherwise cancelled or threatened to cancel any insurance policy which covered any Company (or any of their assets, properties, products, employees, operations or business). The insurance coverage of the Companies is placed with insurers rated “Excellent” or better by AM Best and is customary for entities of similar size engaged in similar lines of business. No Company has any self-insurance or co-insurance programs.

Section 5.12.  Taxes.

(a)  Each Company has filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects, and all Taxes (whether or not shown to be due on the Tax Returns) of each Company that are due and owing have been timely paid in full. No Company currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)  Except as set forth on Schedule 5.12(b), no Company is a party to any pending audit, examination or Proceeding for the assessment or collection of any Taxes and, to the Knowledge of the Sellers, no such audit, examination or Proceeding is threatened. Except as set forth on Schedule 5.12(b), no Company has received from any federal, state, local, or non-U.S.

Taxing Authority (including jurisdictions where a Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such Company. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to above by a Taxing Authority have been paid in full.

(c)  No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Company.

(e)  No written claim in respect of a Company has ever been made by a Taxing Authority in a jurisdiction in which it has never filed a Tax Return that it is or may be subject to taxation by that jurisdiction that has not yet been settled or otherwise resolved.

(f)  Except as set forth on Schedule 5.12(f), all Taxes that are required by Law to be withheld or collected by a Company have been duly and timely withheld or collected and have been paid to the proper Taxing Authority within the time and in the manner prescribed by applicable Law.

(g)  No Company is a party to or bound by any Tax allocation, sharing or indemnification agreement.

(h)  None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(i)  No Company (i) has been a member of an affiliated, combined, unitary, consolidated, or similar group for Tax purposes; (ii) has any liability or obligation for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise; (iii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (E) election under Section 108(i) of the Code (or any corresponding or similar provision of income Tax Law), or (F) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iv) uses, or has used, the cash receipts and disbursements method of accounting for income Tax purposes; (v) has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under (A) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law) or (B) the method described in Section 451(c) of the Code (or any similar method under state, local or non-U.S. Law); (vi) has elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES

Act) pursuant to Section 2302 of the CARES Act and no Company has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(j)  Prior to the Equity Contribution, each of ATA and Talon was at all times a partnership for U.S. federal income Tax purposes. Parent is, and at all time has been, a partnership for U.S. federal income Tax purposes. Each Subsidiary of ATA and Talon is, and at all times has been, a “disregarded entity” or a partnership for U.S. federal income Tax purposes. No election has been made under Treasury Regulation §301.7701-3 (or any corresponding foreign, state or local provision or administrative rule) to treat any Company as a corporation for income Tax purposes. No Company has elected to have the provisions of Chapter 63, as amended pursuant to the Bipartisan Budget Act of 2015, apply to it for taxable periods beginning after November 2, 2015 and before January 1, 2018. Each Subsidiary of ATA and Talon has made, or will make, a valid election under Section 754 of the Code (and each analogous election for all state and local income Tax purposes).

(k)  Each Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of such Company. No Company is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. No Company is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code.

Section 5.13.  Proceedings. Except as set forth on Schedule 5.13, (a) there is no, and during the past five (5) years there has been no, Proceeding pending or, to the Knowledge of the Sellers, threatened against or by any Company or any of their officers, directors, managers, consultants, service providers (as related to his or her employment or services with a Company) with respect to or affecting any of the operations, business, financial condition, properties or assets of any Company (or by or against any Seller Party or any of their Affiliates and relating to any Company), (b) there is not any Proceeding or claim which a Company intends to initiate against any other Person, and (c) neither the Companies nor any of their officers, directors, managers, consultants, service providers (as related to his or her employment or services with a Company), Affiliates or facilities is a party to, or bound by, any Order with respect to or affecting any Company’s operations, business, financial condition, properties or assets. To the Knowledge of the Sellers, there is no pending or threatened investigation by a Governmental Entity of or affecting a Company.

Section 5.14.  Employee Benefit Plans.

(a)  Schedule 5.14(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, change in control, retention, bonus, incentive, stock option, equity-based, post-retirement (retiree medical and retiree life), health, welfare, flexible spending, cafeteria, fringe benefit, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds or arrangements (whether funded or unfunded, whether qualified or nonqualified, whether written or oral, and whether subject to ERISA or not), in respect of any current or former employees, officers, directors, consultants and independent contractors of any Company and each of their respective dependents and beneficiaries, with respect to which any Company has established, adopted, operated, administered, funded or made or is required to make payments, transfers or contributions or with respect to which any Company or any ERISA Affiliate has any current or future liability (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively).

(b)  With respect to each Employee Plan, complete and correct copies of the following materials have been made available to Buyer: (i) all current plan documents for each Employee Plan (including any amendments); (ii) all determination letters or National Office Opinion Letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions and summaries of material modifications with respect to the Employee Plans; (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan; (v) the Form 5500 Annual Reports (including all schedules and attachments thereto) for the most recent three (3) plan years; (vi) the most recent financial statements and valuation statements for each Employee Plan for the most recent three (3) plan years; (vii) coverage and nondiscrimination testing results for each Employee Plan for the most recent three (3) plan years; and (viii) any non-routine communications from any Governmental Entity. None of the Companies is obligated to establish a new Employee Plan, or to amend any Employee Plan to increase the amount of benefits provided thereunder, or to amend any Employee Plan to change eligibility rules for such Employee Plan.

(c)  Except as set forth on Schedule 5.14(c), no Employee Plan is, and no Company has any liability or obligation with respect to, a (i) “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA), or (iv) “multiple employer plan” as defined in Section 413 of the Code. None of Sellers, any of Company or any ERISA Affiliate has (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, or (B) engaged in any transaction which would give rise to a liability of any of the Companies, Buyer or any of their ERISA Affiliates under Section 4069 or Section 4212(c) of ERISA. There is no Lien pursuant to ERISA Sections 303(k) or 4068 of Code Sections 412 or 430(k) in favor or, or enforceable by, the Pension Benefit Guaranty Corporation or any other entity with respect to any assets of any of the Companies. No cash or bond or other amount is payable by any of the Companies or any ERISA Affiliate to the Pension Benefit Guaranty Corporation pursuant to Section 4062(e) of ERISA. No Company has any liability by reason of being treated as a single employer under Section 414 of the Code with any other Person.

(d)  Except as set forth on Schedule 5.14(d), each Employee Plan and related trust has been established, maintained, administered, operated and funded in compliance in all material respects with the terms of each such Employee Plan and complies with all applicable Laws (including ERISA and the Code). Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid in accordance with the terms of such Employee Plan, the terms of all applicable Laws and GAAP. No Employee Plan has any unfunded liabilities that have not been accrued or otherwise adequately reserved to the extent required by GAAP. All Form 5500s, Forms 1094-C and 1095-C and other similar reports, returns or documents have been filed or distributed with respect to any Employee Plan in accordance with all applicable Laws. With respect to any Employee Plan, no event has occurred or is reasonably expected to occur that has resulted in, or could subject any of the Companies to, a Tax under Section 4971 of the Code, or subjected any assets of any Company to a Lien under Section 430(k) of the Code. Each of the Companies is, and at all times has been, in compliance with the applicable provisions of the Patient Protection and Affordable Care Act and all regulations and guidance issued thereunder (the “ACA”), and neither the Companies nor any Employee Plan has incurred (and nothing has occurred, and no condition or circumstances exists, that could subject any of the Companies or any Employee Plan to) any assessable payment, Tax or penalty under Sections 4980D or 4980H of the Code or any other provision of the ACA. Each of the Companies has maintained, or has arranged to have maintained, all records reasonably necessary to demonstrate compliance with the ACA. The requirements of COBRA have been met with respect to each applicable Employee Plan.

(e)  Other than as required under Section 4980B of the Code or other applicable Law, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) and none of the Companies or any ERISA Affiliate has any such liability or obligation.

(f)  There is no pending or, to Knowledge of the Sellers, threatened Proceeding relating to an Employee Plan and there is no basis for any such Proceeding. No Employee Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Entity. There have been no prohibited transactions (as defined by ERISA and the Code) with respect to any Employee Plan. No fiduciary as defined by Section 3(21) of ERISA has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan. None of the Companies have engaged in a transaction that could result in a civil penalty under Sections 409 or 502(i) of ERISA.

(g)  Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in combination with any other event): (i) result in the payment of any money or other property to any current or former employee, director, officer, consultant or independent contractor of any Company; (ii) accelerate the vesting of, or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to, any current or former employee, director, officer, consultant or independent contractor of any Company; (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Employee Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. None of the Sellers or the Companies has any liability or obligation to “gross up” any Person for any liability under Sections 409A or 4999 of the Code.

(h)  Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated and administered in good faith compliance with, the requirements of Section 409A of the

Code, and no assets of any Company have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been subject to a “financial health” trigger described in Section 409A(b)(2) of the Code.

(i)  Except as required by applicable Law, no provision or condition exists that would prevent any of the Companies or Buyer from terminating or amending any Employee Plan at any time for any reason.

(j)  Each of the Companies has, for purposes of each Employee Plan, correctly classified those individuals performing services for the Companies or their respective ERISA Affiliates as common law employees, leased employees, independent contractors or agents.

(k)  Nothing has occurred with respect to any Employee Plan that has subjected or could subject any of the Companies, Buyer or any of its ERISA Affiliates to a civil action, penalty, surcharge or Tax under applicable Law.

Section 5.15.  Absence of Changes or Events. Except as set forth on Schedule 5.15, since December 31, 2019:

(a)  the Companies have conducted the Business only in the Ordinary Course of Business;

(b)  there has not been a Material Adverse Effect;

(c)  no Company has amended any of its Organizational Documents;

(d)  no Company has suffered any material loss, damage or destruction to, or any material interruption in the use of, any of its properties or assets;

(e)  no Company has sold, leased, transferred, disposed of, abandoned or assigned any of its Permits or any of its properties or assets other than in the Ordinary Course of Business;

(f)  except for the Anast Agreement and except pursuant to the Assignment of Units Agreements, (i) no Company or other Person has issued, sold or otherwise disposed of any Equity Interests of the Companies, (ii) no Company has granted, or entered into any Contract to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Equity Interests of the Companies, and (iii) no Company has entered into any Contract to modify the rights of any of the Equity Interests of the Companies, other than those contemplated by this Agreement;

(g)  the Companies have not declared, set aside or paid any dividend or made any distribution with respect to the Equity Interests of the Companies, or redeemed, purchased or otherwise acquired any Equity Interests of any Company;

(h)  no Company has made any loan to, or entered into any Contract or other transaction involving the payment or provision of money (other than a transaction relating to the payment of base compensation, annual bonuses and health and welfare benefits) with, any of their respective equity holders, directors, officers, managers or employees;

(i)  no Company has made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any Tax accounting method, policy or practice, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of a Company for any period ending after the Closing Date or decreasing any Tax attributes of a Company existing on the Closing Date;

(j)  no Company has made any change to its accounting methods, principles or practices, except as required by GAAP or applicable Law;

(k)  no Company has engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(l)  no Company has (i) created, incurred, assumed or otherwise become liable with respect to, or agreed to create, incur, assume or otherwise become liable with respect to, any Indebtedness, other than those created, incurred, assumed or granted in the Ordinary Course of Business in amounts that do not exceed $50,000 or (ii) imposed or granted any Lien upon any of the assets of such Company other than Liens disclosed on Schedule 5.5;

(m)  no Company has closed or shut down or significantly reduced the activity of any branch, office or location;

(n)  no Company has effected or entered into any transaction or Contract with any Related Party;

(o)  no Company has made any loan to any third party other than trade payables in the Ordinary Course of Business;

(p)  no Company has: (i) made any material change in the benefits provided or to be provided to any of its equity holders, directors, officers, managers, employees, agents or independent contractors; (ii) made any material change in the compensation payable or to become payable to any of its equity holders, directors, officers, managers, employees, agents or independent contractors, other than normal periodic increases of not more than 3% in the Ordinary Course of Business; (iii) established, adopted, entered into, materially amended or modified, or terminated any bonus, incentive, deferred compensation, commission, profit sharing, equity option or purchase, insurance, pension, retirement or other Employee Plan; (iv) granted any severance or termination pay to, or entered into or materially amended any employment, severance or other Contract with any of its equity holders, directors, officers, managers, employees, agents or independent contractors; or (v) entered into or materially amended any collective bargaining Contract, labor Contract or other Contract with any labor organization or union;

(q)  no Company has effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

(r)  no Company has sold, transferred, licensed, sublicensed or otherwise encumbered or disposed of any Company Intellectual Property, amended or modified in any respect any existing Contracts or rights with respect to any Company Intellectual Property, disclosed to any Person (other Persons bound by confidentiality and non-disclosure obligations), or allowed to fall into the public domain, any trade secrets, or abandoned or permitted to lapse any Company Intellectual Property;

(s)  no Company has extended any offers of employment or engaged any consultants or independent contractors who, in each case, would receive cash compensation at a rate in excess of $100,000 per year and, in the case of any consultant or independent contractor, whose relationship with a Company is not terminable without liability on prior notice of ninety (90) days or less;

(t)  no Company has entered into any Contract (except for title insurance policies or reports issued in the Ordinary Course of Business that would involve the payment or receipt of more than $50,000 solely due to having a face value in excess of $50,000) involving the payment or receipt of more than $50,000, or incurred the acceleration, termination, modification or cancellation of any Contract involving more than $50,000 to which such Company is a party;

(u)  no Company has made any commitment or capital expenditure or agreed to make any capital expenditure in excess of $50,000 in the aggregate;

(v)  no Company has undertaken any revaluation, in any material respect, of any of its material assets or waived, released or assigned any material rights or claims, in each case excluding any writing-off or discounting of notes, accounts receivable or other assets in the Ordinary Course of Business consistent with past practice and that is not material, individually or in the aggregate; and

(w)  no Company has entered into any Contract to do any of the foregoing.

Section 5.16.  Compliance with Applicable Laws.

(a)  Each Company is, and at all times during the past four (4) years has been, in compliance in all material respects with all applicable Laws and Orders. Each Company is, and at all times during the past six (6) years has been, in compliance in all material respects with RESPA. Except as set forth on Schedule 5.16(a), no Company has received any notice alleging, and no investigation or review of any Company or any of its officers, directors, managers or employees (in their respective capacities as such) has been pending or, to the Knowledge of the Sellers, threatened with respect to, any material violation by any Company or any of its officers, directors, managers or employees (in their respective capacities as such) of any applicable Law or Order during the past four (4) years. Currently and at all times during the past four years, (i) to the Knowledge of the Sellers, Quality Choice is and has been in compliance in all material respects with all applicable Laws and Orders, (ii) Quality Choice has not engaged in any fraudulent activities, whether in relation to the Business or otherwise, and (iii) none of the Companies or any of their Companies’ officers, directors, manager or employees has or has had any management or oversight responsibility or authority with respect to the business or other activities of Quality Choice.

(b)  During the past four (4) years, (i) the Companies and each of their respective directors, officers, managers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), and any other applicable foreign or domestic anti-corruption or anti-bribery Laws (collectively, the “Anti-Bribery Laws”) and (ii) neither the Companies nor any of their respective directors, officers, managers, employees, agents or other Representatives acting on behalf of any Company has, directly or indirectly, in each case, in violation of any Anti-Bribery Laws: (A) used any Company’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country; (C) made any payment to any customer, client or vendor, or to any officer, director, manager, partner, employee or agent of any such customer, client or vendor, for the unlawful sharing of fees to any such customer, client or vendor or any such officer, director, manager, partner, employee or agent for the unlawful rebating of charges; (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, client or vendor or any such officer, director, manager, partner, employee or agent of such customer, client or vendor; or (E) taken any action or made any omission in violation of any applicable Laws governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

Section 5.17.  Environmental Matters.

(a)  Sellers have made available to Buyer true and complete copies of all Environmental Permits, environmental reports, studies, investigations, audits, assessments, material correspondence and other material documents in their possession or control (i) regarding the Leased Property and all other real property currently or formerly owned, leased, occupied or operated by any Company, (ii) regarding the current or former operations and business of the Companies, or (iii) that otherwise may be relevant to the liabilities or obligations of any Company under Environmental Laws.

(b)  The Companies possess all material Environmental Permits that are required for the operation of the Business as currently conducted and as currently contemplated to be conducted. All of such Environmental Permits are set forth on Schedule 5.17(b).

(c)  There is no Environmental Claim pending or, to the Knowledge of the Sellers, threatened against any Company, the Leased Property, and, to the Knowledge of the Sellers, there is no basis for any such Environmental Claim.

(d)  Each Company is, and at all times during the past four (4) years has been, and, to the Knowledge of the Sellers, the Leased Property is and at all times during the past four (4) years has been, in each case, in material compliance with all applicable Environmental Laws.

(e)  None of Sellers or the Companies has received any notice from any Person (i) alleging any material failure by any Company to comply with, or any material liability under, any Environmental Law, or (ii) alleging that any Company is or may be a potentially responsible party with respect to any offsite facility pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., as amended, or any comparable state Law.

(f)  No Company is subject to any Order, Contract or other arrangement with any Governmental Entity, or any indemnity or other similar Contract with any third party, in each case, relating to compliance with or liability under any Environmental Law, including with respect to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(g)  To the Knowledge of the Sellers, there are no asbestos-containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Leased Property.

(h)  There is no, and there has been no, Release or threatened Release of any Hazardous Material in violation of, or that may give rise to a material liability or obligation under, any Environmental Law at the Leased Real Property or at any other real property currently or formerly owned, leased, occupied or operated by any Company.

Section 5.18.  Employee and Labor Matters.

(a)  Except as set forth on Schedule 5.18(a): (i) there is not, and during the four (4) years immediately preceding the date of this Agreement there has not been, any labor strike, dispute, work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened, against or affecting any Company; (ii) to the Knowledge of the Sellers, no threatened representation questions or union organizational campaigns, efforts or activities are in progress with respect to the employees of any Company; (iii) there are not any unfair labor practice charges or complaints against a Company pending or, to the Knowledge of the Sellers, threatened, before the National Labor Relations Board; (iv) there are not any pending or, to the Knowledge of the Sellers, threatened, charges against a Company or any of its employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (v) no Company has received any written communication during the four (4) years immediately preceding the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of such Company and, to the Knowledge of the Sellers, no such investigation is in progress. No Company is a party to any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association.

(b)  Schedule 5.18(b) sets forth a true, correct and complete list of all employees of each Company as of the date hereof and a true, correct and complete list of all contractors of each Company as of the date hereof who are engaged through means other than through a staffing agency, professional employment organization or similar operation, including individuals who are engaged directly or through entities in which the individuals have an ownership interest, and sets forth with respect to each employee and contractor: (i) hourly rate of compensation, fee or base salary, as applicable, and the amount of any incentive or other additional compensation (including bonus and commission amount) for which such employee or contractor is eligible; (ii) position/title; (iii) date of hire or engagement; (iv) work status (full-time, part-time, seasonal, temporary, on leave of absence, etc.) and classification; (v) status as exempt or nonexempt from the overtime requirements of the Fair Labor Standards Act, if applicable; (vi) whether the employee or contractor has an employment or engagement Contract; and (vii) any material terms of employment or engagement. No employee or contractor of any Company has notified any Company that such employee or contractor intends to terminate his or her employment or engagement, as applicable, with such Company and, to the Knowledge of the Sellers, no officer, manager, employee or contractor has any plans to terminate or modify his or her status as an employee or contractor within the six (6)-month period following the Closing Date.

(c)  Except as set forth in Schedule 5.18(c), all compensation, including: (i) as to employees: all wages, commissions, bonuses and accrued vacation, as applicable, payable in accordance with the Companies’ policies and (ii) all contractual consideration to contractors, for services performed on or prior to the date hereof, has been paid in full, in each case, except to the extent reflected in and deducted from the Closing Net Working Capital, and there are no outstanding agreements, understandings or commitments of any Company with respect to any compensation, commissions or bonuses.

(d)  Except as set forth in Schedule 5.18(d), each Company, currently and during the four (4) year period immediately preceding the date of this Agreement, has complied in all material respects with applicable Laws respecting labor, employment, human rights, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, leaves of absence, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous Laws, classification as independent contractors or employees, and wages and hours. Currently and during the four (4) year period immediately preceding the date of this Agreement, each employee and contractor of the Companies, and each other individual performing any services for any Company, is and has always been properly classified under applicable Law as a common law employee, independent contractor, leased employee or agent of the business, as applicable. Currently and during the four (4) year period immediately preceding the date of this Agreement, no Company has or has had any liability or obligation for the improper classification of an employee as an independent contractor, as being exempt from the overtime requirements of the Fair Labor Standards Act or any other applicable employment standards Law, or as being a leased employee. During the four (4) year period immediately preceding the date of this Agreement, each Company has complied, in all material respects, with the U.S. Worker Adjustment and Retraining Notification Act and all similar state Laws.

(e)  Neither the execution, delivery or performance of this Agreement or any Other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will: (i) result in any payment becoming due from any Company or, to the Knowledge of the Sellers, any other Person, to any employee or contractor; (ii) increase any benefits payable under any Contract between any Company and any employee or contractor; or (iii) accelerate the time of payment or vesting of any benefits under any such Contract.

(f)  All levies, assessments and penalties made against, or premiums owed, by any Company pursuant to any workers’ compensation Laws have been paid by such Company, no Company has been reassessed under any such Laws during the past four (4) years, and there are no circumstances that would permit a penalty reassessment.

(g)  Each Company has (i) withheld all amounts required by Law to be withheld from payments made by it with respect to all employees of such Company, including those with respect to income Tax withholdings, pension plan contributions and employment or unemployment insurance premiums and remittances, and (ii) remitted all such amounts to the appropriate Governmental Entities within the time required by applicable Laws.

(h)  All employees of the Companies have the permanent right to legally work in the United States. Each Company has properly completed a Form I-9 to verify the identity and work authorization for each of the employees of such Company, and no Company has any actual or constructive knowledge that any employee of the Companies is not authorized to work in the United States. During the past five (5) years, none of the Companies has been investigated, raided, audited or fined by any Governmental Entity pursuant to, to enforce or otherwise in connection with, any immigration Laws.

(i)  There are no, and during the past four (4) years there have been no internal reports or internal complaints submitted to any Company concerning sexual harassment or conduct of a sexual nature by any employee of any Company.

(j)  To the Knowledge of the Sellers, during the past four (4) years, except for relationships between married employees, there have been no internal reports or internal complaints submitted to any Company of the existence of any consensual or non-consensual sexual relationships between any legal or beneficial owner, director, manager, officer, or supervisor-level employee of any Company, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. During the four (4) years immediately preceding the date of this Agreement, none of the Companies has entered into any settlement or similar Contract related to allegations of sexual harassment.

Section 5.19.  Private Offering. No Company has issued, sold or offered any security of such Company to any Person under circumstances that would cause the transfer of the sale of any Parent Equity Units to Buyer, in each case as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Seller Parties have not offered any Parent Equity Units or any part thereof or any other Equity Interest for sale to, or solicited any offer to acquire any of the same from, any Person so as to make the transfer or the sale of the Parent Equity Units to Buyer, in each case as contemplated by this Agreement, subject to the registration requirements of Section 5 of the Securities Act.

Section 5.20.  Undisclosed Liabilities. The Companies have no, and no event has occurred or facts, circumstances or conditions exist which would reasonably be expected to result in any Company having any liabilities, obligations or commitments (in each case, whether known or unknown, accrued or unaccrued, matured or unmatured, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), except: (a) those which are adequately reflected on or adequately reserved against in the Balance Sheet; (b) those which have been incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which is a liability, obligation or commitment relating to any breach of Contract, breach of warranty, indemnification obligation, tort, infringement, misappropriation, violation of Law, Proceeding or environmental liability); (c) those included in the calculation of Closing Net Working Capital, the Closing Indebtedness or Transaction Expenses and actually taken into account in the determination of the Net Proceeds Amount; and (d) those set forth on Schedule 5.20(d).

Section 5.21.  Key Vendors.

(a)  Schedule 5.21 sets forth, for each of (i) the fiscal year ended December 31, 2020 and (ii) the fiscal year ended December 31, 2019, in each case, (A) the fifteen (15) largest vendors of the Companies, taken as a whole, based on the amount of purchases by the Companies from each such vendor during such period (collectively, the “Key Vendors”) and (B) the amount of purchases by the Companies from each such Key Vendor during such period.

(b)  No Key Vendor (i) has stopped or materially decreased in a manner so as to have an adverse impact on the Business, or has threatened to stop or materially decrease, the rate of supplying materials, products or services to the Companies or otherwise materially and adversely modified, or threatened to materially and adversely modify, its relationship with the Companies, or (ii) is seeking to materially and adversely renegotiate the terms of any Contract, arrangement or historical practice under which the Companies are receiving services or goods from such Key Vendor or otherwise materially and adversely modify its relationship with the Companies.

Section 5.22.  Key Underwriters.

(a)  Schedule 5.22 sets forth, for each of (i) the fiscal year ended December 31, 2020 and (ii) the fiscal year ended December 31, 2019, in each case, the ten (10) largest underwriters of the Companies, taken as a whole, based on the number of title insurance policies insured by each such underwriter with respect to which any Company acted as agent or issued any title report during such period (collectively, the “Key Underwriters”).

(b)  No Key Underwriter (i) has stopped or materially decreased in a manner so as to have an adverse impact on the Business, or has threatened to stop or materially decrease, the rate of insuring title insurance policies in relation to the Business or otherwise materially and adversely modified, or threatened to materially and adversely modify, its relationship with the Companies, or (ii) is seeking to materially and adversely renegotiate the terms of any Contract, arrangement or historical practice pursuant to which the Companies are receiving services from or providing services to such Key Underwriter or otherwise materially and adversely modify its relationship with the Companies.

Section 5.23.  Key Business Sources.

(a)  Schedule 5.23 sets forth, for each of (i) the fiscal year ended December 31, 2020 and (ii) the fiscal year ended December 31, 2019, in each case, to the Company’s Knowledge, the fifteen (15) largest sources of business of the Companies, taken as a whole, based on the amount of revenue of the Companies result from the Companies’ relationship each such source of business during such period (collectively, the “Key Business Sources”).

(b)  No Key Business Source (i) has stopped or materially decreased in a manner so as to have an adverse impact on the Business, or has threatened to stop or materially decrease, the rate of providing or receiving services to or from the Companies or otherwise materially and adversely modified, or threatened to materially and adversely modify, its relationship with the Companies, or (ii) is seeking to materially and adversely renegotiate the terms of any Contract, arrangement or historical practice under which the Companies are providing or receiving services to or from such Key Business Source or otherwise materially and adversely modify its relationship with the Companies.

Section 5.24.  Bank Accounts. Schedule 5.24 sets forth a correct and complete list of (a) the name and address of each bank with which any Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or having access thereto, and (c) the account number for each such account and the safe deposit box number for any such safe deposit box maintained by any Company.

Section 5.25.  COVID-19 Pandemic; CARES Act and PPP Loans.

(a)  Since the announcement of an official order by Governmental Entities related to the COVID-19 Pandemic, each Company has complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of any Company, (iii) employee benefits, privacy, or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any, and (iv) the Families First Act.

(b)  Each Company has complied with the CARES Act and has no plans to undertake any action in the future that would cause any violation thereof. Except for the Paycheck Protection Program loan applied for and received by ATA in the original principal amount of $4,021,300 (the “PPP Loan”) from the PPP Lender, and except for the PPP Loan obtained by Midstate Title for an original principal amount below $2 million and which has been fully forgiven by the applicable lender and the SBA, no Company has any liabilities, obligations, and indebtedness or has applied for or received an Economic Injury Disaster Relief Loan (“EIDL”) from the Small Business Administration (“SBA”) or a Paycheck Protection Program loan. No Company has (x) claimed any employee retention tax credit available under the CARES Act, or (y) deferred any payment of payroll taxes in accordance with the CARES Act.

(c)  No Company has received any payments under Provider Relief Fund Act or other grants from U.S. Department of Health & Human Services pursuant to the CARES Act.

(d)  In submitting all documentation with respect to, and accepting the proceeds of, the PPP Loan, each Company has provided complete and accurate information and has complied with all of the requirements of the CARES Act, including the eligibility and certification requirements for the PPP Loan. No Company has used any proceeds from the PPP Loan for any purpose prohibited by the CARES Act.

(e)  Prior to the date hereof, ATA has submitted a loan forgiveness application, along with all required supporting documentation, to the PPP Lender for the forgiveness of all liabilities, obligations, and indebtedness of ATA under the PPP Loan, and on January 4, 2021, the PPP Lender forgave the PPP Loan. As of the date hereof, the SBA has not yet made a determination as to whether or not to forgive the PPP Loan, but to the Knowledge of the Sellers, there is no currently existing fact or circumstance to indicate that the SBA will not forgive the PPP Loan.

Section 5.26.  Brokers. Except for PMCF LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Other Transaction Document based upon arrangements made by or on behalf of the Companies. All costs and fees of PMCF LLC will be borne by the Seller Parties (as Transaction Expenses).

Article VI
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers as follows:

Section 6.1.  Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as presently conducted.

Section 6.2.  Authority; Execution and Delivery; Enforceability. Buyer has the requisite power and authority to execute and deliver this Agreement and the Other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Other Transaction Documents to which it is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary organizational action. Buyer has duly executed and delivered this Agreement and each Other Transaction Document to which it is a party, and this Agreement and each Other Transaction Document to which it is a party constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3.  No Conflicts; No Consents. The execution and delivery by Buyer of this Agreement and each Other Transaction Document to which it is a party do not, performance by Buyer of its obligations hereunder and thereunder will not, and compliance by Buyer with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (a) the Organizational Documents of Buyer, (b) any Contract to which Buyer is a party or by which any of its properties or assets is bound or (c) any Order, Permit or Law applicable to Buyer or its properties or assets. No material consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with Buyer’s execution, delivery and performance of this Agreement and the Other Transaction Documents to which Buyer is a party, other than those obtained or made prior to Closing.

Section 6.4.  Litigation. There are not any (a) outstanding Orders against or affecting Buyer, (b) Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.5.  Securities Act. The Purchased Units purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with any present intention of distributing or selling the Purchased Units in violation of any applicable Law. Buyer understands that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder.

Section 6.6.  Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies. Buyer acknowledges and agrees that, except in the case of Fraud, Buyer has relied upon the aforementioned investigation and not on any representations or warranties made by or on behalf of any Seller Party or any Company other than the representations and warranties of Seller Parties expressly contained in this Agreement (including the Sellers’ Disclosure Letter) or any Other Transaction Document. Notwithstanding the foregoing or anything to the contrary in this Agreement or any Other Transaction Document, nothing in this Agreement or any Other Transaction Document shall limit or otherwise affect any Person’s rights or remedies in the case of Fraud, and nothing in this Section 6.6 shall limit or otherwise affect any Person’s rights or remedies with respect to any breach of, or inaccuracy in, any representation or warranty contained in this Agreement (including the Sellers’ Disclosure Letter) or any Other Transaction Document.

Section 6.7.  Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Other Transaction Documents based upon arrangements made by or on behalf of Buyer or its pre-Closing Affiliates.

Article VII
Covenants and Agreements

The Parties covenant and agree as follows:

Section 7.1.  Expenses; Transfer Taxes.

(a)  Except as otherwise set forth in this Agreement and in Article VIII, all costs and expenses incurred in connection with this Agreement and the Other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense; provided, however, that the premium of the R&W Policy, plus all other costs of, or related to, the R&W Policy (including any due diligence deposit, excess lines taxes payable in connection therewith and any fees or expenses incurred by any insurance broker or underwriting insurance company in connection therewith) shall paid by Buyer.

(b)  All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) applicable to the transactions contemplated under this Agreement shall be paid 50% by Buyer and 50% by Seller Parties. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions. Tax Returns and other documentation for Transfer Taxes shall be prepared and filed by the Party required under applicable Law to pay such Transfer Taxes, provided that, if required by applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation.

Section 7.2.  Tax Matters.

(a)  For purposes of this Agreement, the amount of Taxes of any Company attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable period on the Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

(b)  Tax Treatment; Tax Returns.

(i)  Buyer, the Companies, and Seller Parties agree that the transactions contemplated hereby are intended for all applicable income Tax purposes to be treated in the following manner: (1) Parent shall be treated as a “continuation” (as such term is described under Section 708 of the Code) of ATA for income Tax purposes, (2) Buyer shall be treated as acquiring partnership interests of ATA from Sellers with respect to the Purchased Units, and (3) Rollover Sellers shall be treated as retaining their partnership interests with respect to the Rollover Units (the “Intended Tax Treatment”). No Party will take a position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial Proceeding, that is in any way inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” (as such term is described under Section 1313(a) of the Code). Buyer, the Companies, and Sellers agree that Parent (as the partnership continuation of ATA) shall file an IRS Form 1065 (and any similar state or local Tax Returns) for the year including the Closing Date (the “Parent Closing Year Return”). With respect to the Parent Closing Year Return, all items of items of taxable income, gain, loss, deduction, and credit for the Straddle Period shall be allocated using the “closing of the books” method (as described in Treasury Regulation Section 1.706-1(c)) as of the end of the Closing Date. The Parent Closing Year Return shall include an election under Section 754 of the Code, to the extent such election is not already in effect.

(ii)  Sellers shall prepare and file, or cause to be prepared and filed, all IRS Form 1065 (and analogous forms for state and local Tax purposes) of the Companies for taxable periods ending on or before the Closing Date (the “Seller Returns”). All such Seller Returns shall be prepared consistent with past practice of the Companies to the extent permitted by applicable Law; provided, that (i) the Seller Returns for the taxable period ending on the Closing Date shall include elections under Section 754 of the Code (and corresponding election for state income Tax purposes), and (ii) to the extent permitted under applicable Law, the Seller Returns shall include an election under Section 6221(b) of the Code. The Sellers shall provide Buyer with a copy of each Seller Return at least thirty (30) days prior to the due date for filing such Seller Return and Buyer shall have a minimum of fifteen (15) days following receipt of the copy of such Seller Return to review and comment on such Seller Return. The Sellers shall consider in good faith such revisions to a Seller Return as are reasonably requested and timely provided by Buyer. Buyer shall prepare and timely file all other Tax Returns (which shall include the Parent Closing Year Return) of the Companies for a Pre-Closing Tax Period that are filed after the Closing Date (the “Buyer Returns”). Sellers’ Representative shall have a reasonable opportunity to review and comment upon all such income and other material Buyer Returns; provided, that the delay to provide such Buyer Returns to Sellers’ Representative shall not relieve the Seller Parties of their obligations hereunder except to the extent that (and only to the extent that) the Seller Parties have been materially prejudiced thereby. Buyer shall consider in good faith such revisions as are reasonably requested and timely provided by the Sellers’ Representative. No later than ten (10) Business Days prior to the due date of any Buyer Return, Seller Parties shall pay to Buyer the portion of the Taxes shown as due on such Tax Return that is attributable to Pre-Closing Tax Periods and Buyer shall use such amounts to pay and discharge all Taxes shown to be due on such Buyer Returns. Buyer and Seller Parties (1) agree that all items of income, gain, loss, deduction or credit of each Subsidiary (including, for this purpose, Quality Choice) of ATA and Talon shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning on the day after the Closing Date based on an interim closing of the books of each such Subsidiary (including, for this purpose, Quality Choice) as of the close of business on the Closing Date, (2) agree that all items allocated to the Pre-Closing Tax Period under clause (1) above shall be allocated to Sellers (and not the Buyer or any of its Affiliates) and (3) shall cause each Subsidiary (including, for this purpose, Quality Choice) to make an election under Section 754 of the Code (and corresponding election for state income Tax purposes) for the taxable period that includes the Closing Date to the extent such Subsidiary has not previously made an election under Section 754 of the Code (and corresponding election for state income Tax purposes).

(c)  Any cash refund of Taxes (or credit claimed in lieu of a cash Tax refund) of the Companies for any Pre-Closing Tax Period for Taxes that were paid prior to the Closing shall be for the account of Sellers and treated as an adjustment to the Purchase Price. Buyer shall, or shall cause its Affiliates to, forward to the Sellers’ Representative such refund or credit within ten (10) Business Days after such refund is received or reimburse the Sellers’ Representative for any such credit within ten (10) Business Days after the credit is allowed or applied against other Tax liabilities, net of (i) Taxes payable by Buyer, any of the Companies, or any of their Affiliates attributable to such refund or credit, (ii) any reasonable out-of-pocket costs associated in obtaining such refund or credit, and (iii) amounts required to be withheld on such payment to the Sellers’ Representative. At the Sellers’ Representative written request, Buyer shall cooperate with the Sellers’ Representative in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims. To the extent any such refund or credit that results in a payment to the Sellers under this Section 7.2(c) is subsequently disallowed, the Seller Parties shall repay such amount to Buyer together with any interest, penalties, or other additional amounts imposed by any applicable Taxing Authority.

(d)  None of Buyer, the Companies or any of their respective Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any Company, in each case in respect of a Pre-Closing Tax Period, without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(e)  Seller Parties and Buyer shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, in each case to the extent related to any Company. Buyer and Seller Parties shall, and shall cause their respective Affiliates to, (i) use commercially reasonable efforts to properly retain and maintain such records for period of five (5) years following the Closing Date, and (ii) allow the other Parties and their Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours.

(f)  To the extent permitted by applicable Law, the Parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(g)  Notwithstanding anything in this Agreement to the contrary, Buyer, its designee and each Company shall be entitled to withhold and deduct from the consideration payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(h)  Sellers shall cause all Tax sharing agreements or similar agreements with respect to or involving a Company shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

Section 7.3.  Post-Closing Cooperation. The Parties shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of ninety (90) days after the Closing to ensure the orderly transition of the Companies from Sellers to Buyer and to minimize any disruption to the Companies that might result from the transactions contemplated hereby. If Buyer requests any Seller’s cooperation pursuant to this Section 7.3, then Buyer shall reimburse such Seller’s for reasonable and documented out-of-pocket costs and expenses incurred in assisting Buyer pursuant to this Section 7.3.

Section 7.4.  Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller Parties, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

Section 7.5.  Benefit Plans/Matters.

(a)  Provided that the Companies do not experience a material decline in, or disruption to, the operation of the Business, for the period of one (1) year following the Closing Date, Buyer shall cause the Companies to provide to employees of the Companies who remain employed by the Companies immediately after the Closing Date (the “Employees”) with employee benefits (excluding any equity based compensation, bonus, nonqualified deferred compensation, severance, defined benefit pension or post-retirement welfare plan or benefits) that, in the aggregate, are no less favorable to those employee benefits (excluding any equity based compensation, bonus, nonqualified deferred compensation, severance, defined benefit pension or post-retirement welfare plan or benefits) provided to such Employees immediately prior to the Closing Date. To the extent not otherwise required by or resulting from the operation of Law, solely for purposes of eligibility and vesting, Buyer shall, or shall cause the Companies to, recognize each Employee’s service with the applicable Company or its predecessors as of the Closing as service with the applicable Company after the Closing to the extent that such service was credited under the equivalent Employee Plans in which the Employees will be entitled to participate in after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) it relates to a defined benefit pension plan for any purpose.

(b)  Buyer shall use good faith commercially reasonable efforts to waive, and to cause the Companies to waive, any pre-existing condition limitations and eligibility waiting periods for Employees under the plans sponsored by Buyer or any Company after the Closing Date that are welfare benefit plans within the meaning of Section 3(1) of ERISA in which Employees participate (“Buyer’s Welfare Plans”) (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Employee Plans as of the Closing Date). Buyer shall use good faith commercially reasonable efforts to recognize, and to cause the Companies to recognize (or cause to be recognized), the dollar amount of all expenses incurred by Employees and their respective spouses and dependents during the calendar year in which the Closing occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant Buyer’s Welfare Plans in which the Employees may be entitled to participate on and after the Closing Date.

(c)  This Section 7.5 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or otherwise prevent, preclude or prohibit Buyer of any of its Affiliates from amending or terminating any employee benefit plan (including any employee benefit plan of Buyer or any of its Affiliates or Employee Plan). The Parties acknowledge and agree that the terms set forth in this Section 7.5 shall not create any right in any Employee or any other Person to (i) any continued employment with any Company, Buyer or any of their respective Affiliates, or (ii) any compensation or benefits of any nature or kind whatsoever.

Section 7.6.  Indemnification; Directors’ and Officers’ Insurance; R&W Policy.

(a)  Prior to the Closing, the Companies shall purchase a “tail” directors’ and officers’ liability insurance policy for the six (6)-year period following the Closing with respect to matters existing or occurring at or prior to the Closing (the “D&O Policy”) to cover those persons who are currently or formerly directors, officers or managers of the Companies (collectively, the “Officer and Director Indemnified Parties”). The cost of the D&O Policy shall be paid 50% by Buyer and 50% by Seller Parties (which, to the extent not paid out of the Company’s Cash prior to the Reference Time, shall be included in the Transaction Expenses). Buyer will not, and will to the extent within Buyer’s control cause the Companies to not, cancel or change such D&O Policy in any respect which is adverse to any Officer and Director Indemnified Party.

(b)  The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, the Officer and Director Indemnified Parties, it being expressly agreed that (i) the Officer and Director Indemnified Parties shall be third party beneficiaries of this Section 7.6, and (ii) the rights of the Officer and Director Indemnified Parties as third party beneficiaries hereunder shall be in substitution of any other right to indemnification or contribution that any such Officer and Director Indemnified Party may have by Contract or otherwise (including pursuant to the Companies’ Organizational Documents or pursuant to Law) against any Company. Seller Parties hereby waive, on behalf of themselves and the Officer and Director Indemnified Parties, any rights (except pursuant to the D&O Policy) they may have to recover against any Company for claims arising out of the service or position of the Officer and Director Indemnified Parties prior to the Closing (including any other right to indemnification or contribution that any such Officer and Director Indemnified Party may have by Contract or otherwise (including pursuant to the Companies’ Organizational Documents or pursuant to Law) against any Company.

(c)  R&W Policy. Buyer shall cause the R&W Policy to be issued in accordance with the terms of the R&W Policy Binder, and shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy. Buyer shall pay the premium and underwriting fee for the R&W Policy. Buyer shall not permit any of the provisions of the R&W Policy regarding the waiver of subrogation rights against Seller Parties to be amended, modified or deleted without the prior written consent of Sellers’ Representative in a manner that is adverse to Seller Parties.

Section 7.7.  Sellers’ Representative.

(a)  The Seller Parties hereby irrevocably constitute and appoint David A. Trott, or his successor, as the true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Seller Parties, with full power of substitution to act in the name, place and stead of the Seller Parties with respect to the performance on behalf of each Seller Party, under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to: (i) act for any Seller Party, with respect to the administration of the provisions of this Agreement and the Escrow Agreement, including all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any Seller Party; (ii) amend or waive any provision hereof (including any Closing delivery) in any manner; (iii) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in his sole discretion thereof, deems necessary or advisable in connection with the consummation of the transactions contemplated hereby; (iv) act for any Seller Party with respect to all Purchase Price and Debt Proceeds Amount matters and all Purchase Price adjustment matters referred to herein; (v) receive all notices, communications and deliveries hereunder on behalf of each Seller Party; and (vi) retain the Sellers’ Representative Expense Amount and pay amounts therefrom in accordance with this Agreement.

(b)  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of the Seller Parties in all matters referred to herein. The Seller Parties hereby ratify and confirm all actions that the Sellers’ Representative shall do or cause to be done by virtue of the Sellers’ Representative’s appointment as Sellers’ Representative of the Seller Parties. The Sellers’ Representative shall act for the Seller Parties on all of the matters set forth herein in the manner the Sellers’ Representative believes to be in the best interest of the Seller Parties, but the Sellers’ Representative shall not be responsible to the Seller Parties for any loss or damage the Seller Parties may suffer by reason of the performance by the Sellers’ Representative of the Sellers’ Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of the Sellers’ Representative’s duties hereunder.

(c)  Each Seller Party shall, in accordance with their Pro Rata Percentage, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any Loss, damage, cost, liability or expense (collectively, the “Representative Expenses”) actually incurred without Fraud, gross negligence or willful misconduct by the Representative and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative’s duties under this Agreement or the Escrow Agreement. Any expenses incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Seller Parties in accordance with their Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, if the Sellers’ Representative Expense Amount is insufficient to reimburse the Sellers’ Representative in full, in connection with any unpaid or non-reimbursed Representative Expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder or under the Escrow Agreement, the Sellers’ Representative may recover such amounts from amounts actually delivered to the Sellers’ Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder, the Sellers’ Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Sellers from the Escrow Account to itself no earlier than the date such payments are actually made.

(d)  In the event the Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Representative shall be Kathleen H. Trott; provided, however, that in the event for any reason Kathleen H. Trott is unable or unwilling to perform as the successor Sellers’ Representative, then William L. Robinson, Jr. shall serve as successor. The Seller Parties shall jointly and severally indemnify and hold the Sellers’ Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties hereunder, except for willful misconduct or gross negligence.

Section 7.8.  Confidentiality. From and after the Closing, the Seller Parties shall, and shall cause each of their respective Affiliates and Representatives to: (a) not use or disclose, directly or indirectly, any Confidential Information; and (b) take all commercially reasonable steps to safeguard all Confidential Information and protect it against disclosure, misuse, loss and theft. If any Seller Party or any of their respective Affiliates or Representatives is compelled to disclose any Confidential Information by any Proceeding or by applicable Law, (i) such Seller Party shall promptly notify Buyer in writing in advance of such disclosure, which notification will include the nature of the legal requirement and the extent of the required disclosure, and (ii) such Seller Party shall, and shall cause each of such Seller Party’s Affiliates and Representatives to, disclose only that portion of such Confidential Information which such Seller Party or such Seller Party’s Affiliate or Representative, as applicable, is advised by such Person’s legal counsel is legally required to be disclosed; provided, that each Seller Party shall, upon request of Buyer, use commercially reasonable efforts (at Buyer’s sole expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 7.9.  Release. Each Seller Party, on behalf of such Seller Party and such Seller Party’s Related Parties (excluding, for the avoidance of doubt, the Companies), heirs, beneficiaries, trustees, successors and assigns (each, a “Releaser”) hereby: (a) unconditionally releases, acquits and forever discharges the Companies, Buyer and the direct and indirect equity holders of Buyer and its and their past, present and future Affiliates and Representatives, in their capacities as such (each, a “Releasee”), of and from any and all Contracts (other than this Agreement and the Other Transaction Documents), Proceedings, liabilities and obligations (including any of the foregoing which may result from any matter in relation to which any Buyer Indemnitee brings an indemnification claim under this Agreement) (the “Released Claims”) which such Releaser ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to or involving the Companies or their businesses prior to the Closing; and (b) consents to this Agreement, each Other Transaction Document and the transactions contemplated hereby and thereby. Each Seller Party hereby represents and warrants, on behalf of such Seller Party and each of the Releasers, that such Seller Party has not, and none of the Releasers has, assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Seller Party, on behalf of such Seller Party and each of the Releasers, hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, or participating, assisting, or cooperating (except with Buyer, or the Companies) in, or encouraging, assisting or soliciting any other Person to institute, any Proceeding of any kind against any Releasee that is based upon or related to any Released Claim, and hereby waives any benefit conferred upon such Seller Party or the Releasers by any judgment or order issued in connection with any Proceeding filed against any Releasee based upon or related to any Released Claim. Notwithstanding the foregoing, nothing contained in this Section 7.9 will operate to release any Released Claims of such Seller Party: (i) arising under or pursuant to this Agreement or any Other Transaction Document; (ii) arising under or pursuant to any health or retirement plans provided by any Company in which such Seller Party was a participant at or prior to the Closing; (iii) for such Seller Party’s unpaid salary or wages with respect to the pay period immediately prior to the Closing, as applicable; provided, that amounts under the foregoing clauses (ii) and (iii) have been fully accounted for in Closing Net Working Capital as finally determined under this Agreement; or (iv) any right to make claims under the D&O Policy. Each Seller Party, on behalf of such Seller Party and each of the Releasers, hereby expressly waives and releases any rights and benefits which such Releaser has or may have under any Law or rule of any jurisdiction pertaining to the matters released herein.

Section 7.10.  Restrictive Covenants.

(a)  Each Seller Party hereby acknowledges and agrees that the covenants and agreements set forth in this Section 7.10 are a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller Party breaches the provisions of this Section 7.10. Each Seller Party further acknowledges and agrees that (i) Buyer and its Affiliates would be irreparably damaged if such Seller Party were to breach any of the provisions of this Section 7.10 and that any such breach by such Seller Party would result in a significant loss of goodwill by Buyer and its Affiliates in respect of the Companies for which money damages would not be a sufficient remedy, (ii) the restrictions contained in this Section 7.10 are reasonable in all respects (including, with respect to the subject matter, time period and geographical area) with respect to such Seller Party based on such Seller Party’s contributions to the creation of the goodwill of the Companies, and are necessary to protect Buyer’s interest in, and the value of the Companies, as well as the goodwill inherent therein, and (iii) such Seller Party contributed to the creation of such goodwill prior to the Closing, and is transferring all of such goodwill to Buyer pursuant to this Agreement and the transactions contemplated hereby.

(b)  Each Seller Party agrees that, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restricted Period”), such Seller Party shall not, and shall cause such Seller Party’s Affiliates not to, directly or indirectly:

(i)  own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that is involved, directly or indirectly, anywhere in the United States or any other geographic territory where the Companies conduct the Business, in the Business or in any business that is competitive with the Business as currently conducted and as currently contemplated to be conducted (provided, that such Seller Party will not be in violation of the foregoing solely by reason of such Seller Party’s ownership of less than 2% of the outstanding shares of capital stock of any corporation that is publicly traded on a national securities exchange so long as such Seller Party has no active participation in the business of such corporation);

(ii)  induce or attempt to induce any existing or prospective client, customer, vendor, distributor, sales representative, advertiser, marketer, referral source, underwriter, agent, licensee, licensor, lessor or other business relation of any Company or Buyer to cease or reduce their business with any Company or Buyer, or in any way interfere with the relationship between any such Person, on the one hand, and any Company or Buyer, on the other hand, including by inducing such Person to alter the terms of business with any Company or Buyer;

(iii)  solicit, induce or attempt to solicit or induce any Person employed by or serving as an independent contractor to any Company or Buyer to (A) leave the employ or services of any Company or Buyer, or (B) terminate such Person’s employment or engagement with any Company or Buyer; or

(iv)  hire or engage any Person described in Section 7.10(b)(iii) within twenty-four (24) months of the last date such Person was employed or engaged by any Company or Buyer.

(c)  During the Restricted Period, (i) each Seller Party that is a natural person shall not, and shall cause such Seller Party’s Affiliates not to, directly or indirectly, make any negative or disparaging statements or communications about any Company, Buyer or any of their respective Affiliates, and (ii) each Seller Party that is not a natural person cause its and its Affiliates’ directors, managers, officers, senior employees and equity holders not to, directly or indirectly, make any negative or disparaging statements or communications about any Company, Buyer or any of their respective Affiliates. Notwithstanding anything in this Section 7.10(c) to the contrary, no Seller Party shall be restricted from making truthful statements in good faith in any legal proceeding associated therewith between such Seller Party, on the one hand, and Buyer, on the other hand.

(d)  If at the time of enforcement of this Section 7.10, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(e)  In the event of any breach by any Seller Party of any of the provisions of this Section 7.10, money damages would be inadequate and Buyer would have no adequate remedy at Law. Accordingly, each Seller Party agrees that, in the event of a breach or threatened breach by such Seller Party of this Section 7.10, Buyer shall have the right, in addition to a Proceeding or Proceedings for damages or any other rights and remedies existing in its favor, to specific performance, injunctive or other equitable relief (without posting a bond or other security) to enforce its rights and each Seller Party’s obligations under this Section 7.10 or to prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.10. Notwithstanding anything to the contrary in this Section 7.10, the Restricted Period shall be extended with respect to a Seller Party by the amount of time, if any, that such Seller Party is in breach of such Seller Party’s obligations under this Section 7.10.

(f)  The provisions of this Section 7.10 are in addition to, and not in limitation of, any other similar agreements, Contracts or restrictions to which any Seller Party is bound.

(g)  Notwithstanding anything to the contrary in Section 7.10(b)(iii) or Section 7.10(b)(iv), the restrictions contained in Section 7.10(b)(iii) and Section 7.10(b)(iv) shall not restrict the solicitation of employees, independent contractors or consultants of the Company or Buyer by way of a general solicitation (such as a newspaper advertisement or by radio or television) not specifically directed to such employees, independent contractors or consultants so long as none of such employees, independent contractors or consultants is hired or engaged in violation of Section 7.10(b)(iii) or Section 7.10(b)(iv).

Section 7.11.  Public Announcements. None of the Parties shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer and Sellers’ Representative, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that a Party or a Party’s Affiliate may, without the prior written consent of the other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any stock exchange having jurisdiction over such Party or such Party’s Affiliate or any applicable self-regulatory organization, in which event such Party will use commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public announcement in advance of its issuance. Notwithstanding the foregoing, no limitation set forth in this Section 7.11 will prohibit or restrict (a) Buyer or any of its respective Affiliates, in each case, to the extent such Person is an investment fund, in connection with any communications to their respective limited partners, members, stockholders, investors, Representatives or prospective investors so long as any such Persons are subject to reasonable confidentiality restrictions, or (b) the Companies from making any announcement to their employees, customers, vendors and other business relations to the extent such Company determines in good faith that such announcement is necessary or advisable.

Section 7.12.  Cash. Unless otherwise contemplated in connection with the Closing, from the Reference Time through the Closing, (a) no Company shall make, declare, set aside or pay any dividend or otherwise make any payment or distribution of Cash or other property to any Seller Party or any Affiliate of any Equityholder, (b) no Company shall repay any Indebtedness, (c) no Company shall pay any Transaction Expenses and (d) each Company shall conduct its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables, capital expenditures and pricing, discount and credit practices) in the usual and ordinary course of business consistent with past custom and practice in all material respects. If the amount of Cash of the Companies is reduced between the Reference Time and the Closing as a result of any action or activity described in the foregoing subclauses (a) to (d), such reduction in Cash shall be reflected in calculation of Actual Cash Balance.

Section 7.13.  Farmington Lease Consent. In connection with any Sale of the Company (as such term is defined the Parent Post-Closing LLC Agreement), for so long as Trott and his Affiliates hold equity interests in Parent, Trott shall not, and shall cause his Affiliates not to, directly or indirectly, take any action for the purpose of delaying, conditioning or otherwise withholding the delivery of the landlord’s consent under the Farmington Lease (as such term is defined in the Disclosure Schedules attached hereto) if such consent is required in order to effectuate such Sale of the Company.

Article VIII
Indemnification

Section 8.1.  Indemnification by Seller Parties.

(a)  From and after the Closing, Seller Parties shall indemnify, defend and hold harmless each Buyer Indemnitee from, against and in respect of, and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred for, any and all losses, liabilities, obligations, claims, damages, costs, expenses, assessments, penalties, fines, payments, awards, Taxes, interest and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including reasonable legal, accountant, investigator and expert fees and expenses) (collectively, “Losses”) which such Buyer Indemnitee incurs, suffers, sustains or becomes subject to (regardless of whether or not such Losses relate to any Third Party Claim) as a result of, based upon, in connection with, arising from or by reason of, without duplication:

(i)  any breach of, or inaccuracy in, any representation or warranty made by any Seller Party in this Agreement;

(ii)  any breach or non-fulfillment of, or any failure to perform, any covenant, agreement or obligation of any Seller Party contained in this Agreement;

(iii)  any Closing Indebtedness or Transaction Expenses not taken into account in the adjustment of the Net Proceeds Amount under Section 2.4;

(iv)  all Indemnified Taxes;

(v)  any errors in the Payment Spreadsheet or any claim or other Proceeding by any Person holding or claiming to hold any Parent Equity Unit or any other Equity Interest in any Company or any right or interest to or in the consideration paid or payable in connection with the transactions contemplated by this Agreement, other than for payment of the applicable portion of the Debt Distribution Amount and Net Proceeds Amount as expressly provided pursuant to Article II;

(vi)  the PPP Loan; and

(vii)  those items set forth on Schedule 8.1(a)(vii) (collectively, the “Specified Matters”).

(b)  Notwithstanding the foregoing, except in the case of Fraud or claims with respect to breaches of or inaccuracies in any Fundamental Representation, Seller Parties shall not have any liability:

(i)  under Section 8.1(a)(i) other than Losses in excess of $5,000 (the “Per Claim Threshold”) resulting from any single claim or series of claims based on the same or similar facts, but once the Per-Claim Threshold has been met with respect to any claim or series of claims based on the same or similar facts, Seller Parties shall be liable for the full amount of such Losses under Section 8.1(a)(i) (subject to the other limitations herein);

(ii)  under Section 8.1(a)(i) until the aggregate amount of all Losses sustained by the Buyer Indemnitees exceeds $425,000 (the “Deductible”), in which case Seller Parties shall be liable only for the amount of such Losses in excess of the Deductible; and

(iii)  under Section 8.1(a)(i) in an aggregate amount in excess of the Indemnification Escrow Amount;

provided, that neither the provisions of this Section 8.1(b) nor any other provision in this Agreement shall limit any rights or remedies of any Buyer Indemnitee under or with respect to the R&W Policy.

Section 8.2.  Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller Indemnitee from, against and in respect of, and pay on behalf of or reimburse each Seller Indemnitee as and when incurred for, any and all Losses which such Seller Indemnitee incurs, suffers, sustains or becomes subject to (regardless of whether or not such Losses relate to any Third Party Claim) as a result of, based upon, in connection with, arising from or by reason of, without duplication:

(a)  any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; and

(b)  any breach or non-fulfillment of, or any failure to perform, any covenant, agreement or obligation of Buyer contained in this Agreement.

Section 8.3.  Adjustment of Purchase Price. Any payment of Losses under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 8.4.  Procedures.

(a)  If an Indemnified Party receives written notice of the commencement of a Proceeding by a third Person against such Indemnified Party (a “Third Party Claim”) with respect to which such Indemnified Party intends to make a claim for indemnification against a Party (the “Indemnifying Party”) under this Article VIII, then such Indemnified Party shall promptly notify the Indemnifying Party (or Sellers’ Representative, if the Indemnifying Party is a Seller Party) in writing of such Third Party Claim describing in reasonable detail the Claim, an estimate of the Losses actually incurred to date (if known and quantifiable), the amount of such Claim (if known and quantifiable) and the basis thereof; provided, however, that failure to promptly give such notification shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party hereunder except to the extent and only to the extent that the defense of such Third Party Claim was materially prejudiced or forfeited material rights or material defenses as a result of such failure.

(b)  The Indemnifying Party shall be entitled to assume the defense of a Third Party Claim (at the Indemnifying Party’s own expense and with counsel of its choice that is reasonably satisfactory to the Indemnified Party) so long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party delivered notice of such Third Party Claim that the Indemnifying Party elects to assume the defense of such Third Party Claim; provided, that in order for the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnifying Party shall first verify to the Indemnified Party in writing (within fifteen (15) days after the Indemnified Party delivered notice of such Third Party Claim) that the Indemnifying Party shall (i) be fully responsible (with no reservation of any rights and without regard to any limitation set forth in this Agreement) for all liabilities and obligations relating to such Third Party Claim and (ii) provide full indemnification to the Indemnified Party with respect to such Third Party Claim (the “Control of Defense Conditions”); provided, further, that the Indemnifying Party shall not be permitted to assume (or continue to assume, as applicable) the defense of a Third Party Claim if: (A) such Third Party Claim relates to, or arises in connection with, any criminal Proceeding, action, indictment, criminal allegation or criminal investigation; (B) the Third Party Claim seeks any form of remedy other than monetary damages; (C) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; (D) the Indemnified Party is advised in writing by legal counsel chosen by it that (x) the Indemnified Party and the Indemnifying Party have conflicting interests with respect to such Third Party Claim, or (y) there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses); (E) the Indemnified Party reasonably believes that the Third Party Claim could have a material and adverse impact on the business operations of the Indemnified Party or any of its Affiliates; or (F) the Indemnified Party is seeking recovery with respect to such Third Party Claim under the R&W Policy. During the pendency of a Third Party Claim of which the Indemnifying Party has duly assumed the defense, the Indemnified Party shall provide the Indemnifying Party with reasonable access to all books, records, and other documents and materials that are under the control of the Indemnified Party and are reasonably necessary to evaluate the merits of such Third Party Claim; provided that no such access shall be permitted to the extent that it would require the Indemnified Party to disclose information subject to attorney client privilege or attorney work product privilege, conflict with any third-party confidentiality obligations to which the Indemnified Party is bound, or violate any applicable Law.

(c)  If the Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that, if the Indemnified Party exercises such right, then (i) the Indemnifying Party shall control such defense and (ii) the Indemnified Party and the Indemnifying Party shall, and shall cause their respective Representatives to, reasonably cooperate in the defense and settlement of such Third Party Claim. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim or shall otherwise fail to satisfy the Control of Defense Conditions. If the Indemnifying Party assumes the defense of a Third Party Claim and is in good faith contesting such Third Party Claim and has satisfied and continues to satisfy the Control of Defense Conditions, then the Indemnifying Party shall not agree to, or otherwise effect, any settlement, compromise or discharge of such Third Party Claim without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned); provided, that in no event will the consent of the Indemnified Party be deemed to be unreasonably withheld, conditioned or delayed unless: (A) the sole relief provided by such settlement, compromise or discharge is monetary damages that are paid in full by the Indemnifying Party or otherwise provided for by the Indemnifying Party concurrently with the settlement, compromise or discharge; (B) such settlement, compromise or discharge releases the Indemnified Parties completely with respect to the claim(s) asserted against the Indemnified Parties in such Third Party Claim; and (C) such settlement, compromise or discharge does not impose any restriction on the future activity or conduct of any Indemnified Party. If an Indemnified Party assumes the defense of a Third Party Claim or if the Indemnifying Party loses the right to control the defense of a Third Party Claim, the Indemnified Party may settle, compromise or discharge such Third Party Claim at such time and upon such terms as the Indemnified Party deems fair and reasonable without the consent of the Indemnifying Party; provided, however, that, unless the Indemnifying Party consents to such settlement, compromise or discharge in writing, the terms of such settlement, compromise or discharge (including with respect to the amount of any Losses) shall not be binding on an Indemnifying Party for purposes of determining such Indemnifying Party’s indemnification obligations hereunder (including the amount of any Losses).

(d)  In the event any Indemnified Party desires to assert a claim for indemnification against any Indemnifying Party under Section 8.1 or 8.2 and such claim does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, then the Indemnified Party shall promptly notify the Indemnifying Party (or Sellers’ Representative, if the Indemnifying Party is a Seller Party) in writing of such claim; provided, however, that failure to promptly give such notification shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party hereunder except and only to the extent that the defense of such claim was materially prejudiced as a result of such failure or forfeited material rights or material defenses as a result of such failure; provided, further, that failure to promptly give such notification shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party hereunder, except and only to the extent that the Indemnifying Party demonstrates it was materially prejudiced by such failure or forfeited material rights or material defenses as a result of such failure.

(e)  If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Buyer Indemnitee pursuant to Section 8.1, Buyer shall promptly notify Sellers’ Representative in writing of such claim (a “Tax Claim”); provided, that the delay to notify Sellers’ Representative shall not relieve the Sellers of their obligations hereunder except to the extent that (and only to the extent that) the Seller Parties have been materially prejudiced thereby. Sellers’ Representative may, at Seller Parties’ expense, and, upon notice to Buyer within fifteen (15) days of receiving Buyer’s notice of such Tax Claim, assume the defense of any such Tax Claim with respect to a Seller Return (a “Seller Tax Claim”). If Sellers’ Representative assumes such defense, Sellers’ Representative will have the authority, with respect to any Seller Tax Claim, to represent the interests of the Companies before the relevant Taxing Authority, including responding to inquiries, and contesting, defending against any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Seller Tax Claim; provided, that (i) Buyer shall be entitled to participate, at its own expense, in any Seller Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by Seller Parties, (ii) Sellers, the Companies and Buyer shall cause the Companies to make the alternative election pursuant to Section 6226(a) of the Code with respect to all Seller Tax Claims after receipt of a notice of final partnership adjustment from the Internal Revenue Service, and (iii) Sellers’ Representative shall not settle any Seller Tax Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). If Sellers’ Representative assumes the defense of a Tax Claim, Buyer shall deliver all appropriate and necessary powers of attorney to Sellers’ Representative. Sellers’ Representative will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such Proceeding. Buyer and its Subsidiaries and their respective Affiliates (including the Companies), shall reasonably cooperate with Sellers’ Representative in contesting any Seller Tax Claim, which cooperation shall include the retention and (upon Sellers’ written request) the provision to Sellers of records and information which are reasonably relevant to such Seller Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. In no case shall Seller Parties, Sellers’ Representative or any Buyer Indemnitee settle or otherwise compromise any Tax Claim without the prior written consent of Buyer and Sellers’ Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

(f)  Buyer and Seller Parties shall, to the extent required by applicable Law, use commercially reasonable efforts to mitigate their Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that may be indemnifiable hereunder; provided, however, that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party.

(g)  The recovery by a Buyer Indemnitee pursuant to this Article VIII shall be net of any reimbursement actually received by such Buyer Indemnitee from any carrier under any of the Companies’ insurance policies in connection with the Losses that form the basis of such Buyer Indemnified Party’s claim for indemnification hereunder during the twelve (12)-month period following the incurrence of the applicable Loss by such Buyer Indemnitee; provided that the amount deemed to be actually received shall be net of the deductibles for such insurance policies and the costs and expenses and other amounts incurred in connection with the receipt or recovery thereof.

(h)  Seller Parties shall not be liable under this Article VIII for any Losses to the extent included in the Closing Net Working Capital, Transaction Expenses or Closing Indebtedness and deducted from the Purchase Price, in each case, as finally determined pursuant to Section 2.4.

(i)  In no event shall any Indemnified Party be entitled to obtain reimbursement or recovery from the Seller Parties with respect to any Loss for an amount that is more than the amount of such Loss.

(j)  For purposes of determining whether there has been a breach of, or inaccuracy in, any representation or warranty in this Agreement and determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty contained in this Agreement (other than Section 5.15(b)) shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained in or applicable to such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

(k)  In the event any Indemnified Party suffers any Losses by reason of Fraud, such Indemnified Party shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, dollar limitation or otherwise).

(l)  Notwithstanding anything to the contrary in this Agreement or in the Organizational Documents of any Company: (i) no Seller Party shall make or initiate any claim for indemnification or advancement of expenses hereunder or under the Organizational Documents of any Company against any Buyer Indemnitee by reason of the fact that such Seller Party was a director, manager, partner, member, trustee, officer, employee, equity holder or agent (each, an “Entity Representative”) of any Company or was serving at the request of any Company as an Entity Representative of another Person (whether such claim is for judgments, Losses, penalties, fines, costs, amounts paid in settlement, expenses or otherwise) to the extent the claim for indemnification or advancement of expenses arises from a claim pursuant to which any Buyer Indemnitee is entitled to indemnification from such Seller Party; provided, that the foregoing shall not apply to remedies such Seller Party may have pursuant to Section 7.6; and (ii) each Seller Party hereby acknowledges and agrees that such Seller Party shall have no claim or right to contribution or indemnity from any Buyer Indemnitee with respect to any amounts paid pursuant to this Article VIII.

Section 8.5.  Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (a) except as otherwise provided in this Section 8.5, the representations and warranties herein shall survive until the twelve (12)-month anniversary of the Closing Date (the “General Survival Date”); (b) the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.6, 4.7, 5.1(a), 5.1(c), 5.2 and 5.26 shall survive until the six (6)-year anniversary of the Closing Date; (c) the representations and warranties contained in Section 5.12 and Section 5.17 shall survive until the later of (i) the date that is thirty (30) days after the expiration of the statute of limitations period applicable to the underlying subject matters being represented (including any extensions thereto to the extent that such statute of limitations may be tolled) and (ii) the General Survival Date; and (d) all covenants and agreements contained in this Agreement shall survive until fully performed in accordance with their respective terms. Notwithstanding the foregoing, if a written notice of a claim pursuant to this Article VIII has been given in accordance with the applicable provisions of this Agreement prior to the expiration of the applicable representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved.

Section 8.6.  Exclusivity. Notwithstanding any provision herein, no Party shall in any event be liable to any Person on account of any indemnity obligation set forth in Article VIII for any punitive or exemplary damages (except to the extent payable to a third party in connection with a Third Party Claim). The Parties acknowledge and agree, on their own behalf and on behalf of the Buyer Indemnitees and Seller Indemnitees, as applicable, that this Article VIII sets forth their sole and exclusive rights and remedies with respect to any breach of, or inaccuracy in, any representation or warranty set forth in this Agreement, and any breach or nonfulfillment of any covenant or agreement set forth in this Agreement (other than (a) claims or other Proceedings with respect to Fraud, (b) the Parties’ rights pursuant to Section 9.7 or claims or other Proceedings with respect to injunctive or provisional relief, or equitable remedies, (c) disputes pursuant to Section 2.4 or Section 2.5 (which will be resolved in accordance with the dispute mechanisms set forth therein), and (d) in the case of the Buyer Indemnitees, such recoveries pursuant to the R&W Policy).

Section 8.7.  Recoupment Provisions. Buyer acknowledges and agrees that, except in the case of Fraud or a breach of, or inaccuracy in, a Fundamental Representation, its sole source of recovery from the Seller Parties for any breach of representation or warranty in this Agreement shall be from the Indemnification Escrow Amount. Notwithstanding any provision in this Article VIII to the contrary, except in the case of Fraud, (x) each Seller Party’s liability for any Losses (i) relating to or arising out of any Fundamental Representation made by such Seller Party in Article IV or (ii) arising out of any breach or violation of, or failure to perform, any covenant or agreement of such Seller Party set forth in Section 7.10, is several and not joint, (y) the Seller Parties shall not be required to indemnify any Buyer Indemnitee for any amount in excess of the Purchase Price, and (z) no Seller Party shall have any liability therefor under this Article VIII in an amount in excess of the sum of the Purchase Price (including any portion of the Debt Distribution Amount) actually delivered to such Seller Party or such Seller’s Related Parties. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) Trott shall be jointly and severally liable with (i) Trott-ATA, LLC, (ii) ATI Holding, Inc., (iii) Kathleen H. Trott Revocable Trust UAD 6-11-1993, as amended, (iv) 2012 Irrevocable Grantor Trust f/b/o Courtney Elizabeth Trott, (v) 2012 Irrevocable Grantor Trust f/b/o Taylor Rose Trott, (vi) 2012 Irrevocable Grantor Trust f/b/o David Alan Trott, Jr., (vii) 2010 Irrevocable Grantor Trust f/b/o Courtney Elizabeth Trott, (viii) 2010 Irrevocable Grantor Trust f/b/o Taylor Rose Trott, and (ix) 2010 Irrevocable Grantor Trust f/b/o David Alan Trott, Jr.,  (each, a “Trott Seller”, and, collectively, the “Trott Sellers”) for any liability of Trott or any Trott Seller under this Agreement or any Other Transaction Document, and (b) Rothfuss shall be jointly and severally liable with (i) Intitle Agency, Inc. and (ii) Rothfuss Family Legacy Trust UAD 12-12-2012 (the “Rothfuss Sellers”) for any liability of Rothfuss or any Rothfuss Seller under this Agreement or any Other Transaction Document.

Section 8.8.  Release of Indemnification Escrow Amount. On the first Business Day after the twelve (12)-month anniversary of the Closing Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages) an amount equal to the then-remaining portion of the Indemnification Escrow Amount (including any accrued interest), less an aggregate amount equal to the total of all unresolved claims for indemnification of the Buyer Indemnitees that have been properly asserted pursuant to Article VIII prior to such date (the “Unresolved Claims”). Promptly following the final resolution of the Unresolved Claims, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages) the portion of the Indemnification Escrow Amount (including any accrued interest) remaining after all disbursements (if any) to the Buyer Indemnitees resulting from the final resolution of such Unresolved Claims, if any. Any distribution pursuant to this Section 8.8 shall be made in accordance with this Agreement and the Escrow Agreement.

Section 8.9.  Release of Specified Matters Escrow Amount.

(a)  Buyer agrees that the Specified Matters Escrow Amount is reserved solely to fund Losses for which Buyer Indemnitees are entitled to recover from Seller Parties with respect to the Specified Matters under Section 8.1(a)(vii), and the specific amounts reserved to serve as a source of indemnification security for such Losses with respect to each such Specified Matter are set forth below: (i) with respect to the 1099-S Tax Matters (as defined in Schedule 8.1(a)(vii)), an amount equal to $1,625,000, consisting of a total of $765,000 for the Pending 1099-S Tax Matters (as defined in Schedule 8.1(a)(vii)) (collectively, the “Known Claims Reserve”), and an additional $860,000 for the Additional Tax Period Matters (as defined in Schedule 8.1(a)(vii)) (the “Additional Tax Periods Reserve”); (ii) with respect to the Church’s Lumber Yard Matter (as defined in Schedule 8.1(a)(vii)), an amount equal to $100,000 (the “Church’s Lumber Yard Reserve); (iii) with respect to the Stefani Matter (as defined in Schedule 8.1(a)(vii)), an amount equal to $50,000 (the “Stefani Matter Reserve); and (iv) with respect to the MEWA Matters (as defined in Schedule 8.1(a)(vii)), an amount equal to $100,000 (the “MEWA Reserve”).

(b)  On the first Business Day after the thirty six (36)-month anniversary of the Closing Date (the “Specified Escrow Amount Release Date”), Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages) an amount equal to the then-remaining portion of the Specified Matters Escrow Amount (including any accrued interest), less an aggregate amount equal to the total of all unresolved claims for indemnification of the Buyer Indemnitees that have been properly asserted (including with respect to Additional Tax Period Matters (as defined in Schedule 8.1(a)(vii))) pursuant to Article VIII prior to such date related to any Specified Matter (the “Unresolved Specified Matter Claims”); provided, however, that if, prior to the Specified Escrow Amount Release Date, (v) there is a final settlement or resolution of some but not all of the Pending 1099-S Tax Matters then, within ten (10) business days of Buyer or the Sellers’ Representative delivering written notice to the other regarding such final settlement or resolution, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer the amount payable in respect of such settled or resolved Pending 1099-S Tax Matters for payment, on behalf of the applicable Company, to the IRS and any discharged penalty in the settlement or resolution, if any, to the Sellers’ Representative for payment to the Sellers (in accordance with their Pro Rata Percentages); and/or (w) there is a final settlement or resolution of all of the Pending 1099-S Tax Matters and a full release of all of the Greco Title Tax Liens (as defined in Schedule 8.1(a)(vii)) then, within ten (10) business days of Buyer or the Sellers’ Representative delivering written notice to the other regarding such final settlement or resolution, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer the amount payable in respect of the Pending 1099-S Tax Matters (up to the amount of the Known Claims Reserve) for payment, on behalf of the applicable Company, to the IRS and the remainder of the Known Claims Reserve, if any, to the Sellers’ Representative for payment to the Sellers (in accordance with their Pro Rata Percentages); and/or (x) there is a final settlement or the grant of a final, non-appealable judgment, decree or award of a court of the Church’s Lumber Yard Matter, then within ten (10) business days of Buyer or the Sellers’ Representative delivering written notice to the other regarding such final settlement or judgment/award, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer the amount necessary to satisfy such settlement, judgment, decree or award (up to the amount of the Church’s Lumber Yard Reserve) for payment, on behalf of the applicable Company, if applicable, pursuant thereto, and the remainder of the Church’s Lumber Yard Reserve, if any, to the Sellers’ Representative for payment to the Sellers (in accordance with their Pro Rata Percentages); and/or (y) there is a final settlement or the grant of a final, non-appealable judgment, decree or award of a court of the Stefani Matter, then within ten (10) business days of Buyer or the Sellers’ Representative’s written notice to the other regarding such final settlement or judgment/award, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer the amount necessary to satisfy such settlement, judgment, decree or award (up to the amount of the Stefani Matter Reserve for payment, on behalf of the applicable Company, if applicable, pursuant thereto, and the remainder of the Stefani Matter Reserve, if any, to the Sellers’ Representative for payment to the Sellers (in accordance with their Pro Rata Percentages); and/or (z) there is a final determination of correction with respect to the MEWA Matters (the “DOL Determination”), then within ten (10) business days of Buyer or the Sellers’ Representative’s written notice to the other regarding such final determination, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Buyer the amount necessary to satisfy the DOL Determination (up to the amount of the MEWA Reserve) for payment, if applicable, pursuant thereto, and the remainder of the MEWA Reserve, if any, to the Sellers’ Representative for payment to the Sellers (in accordance with their Pro Rata Percentages).

(c)  Promptly following the final resolution of all of the Unresolved Specified Matter Claims, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release to the Sellers’ Representative, for payment to Sellers (in accordance with their Pro Rata Percentages) the portion of the Specified Matters Escrow Amount (including any accrued interest) remaining after all disbursements (if any) to the Buyer Indemnitees or pursuant to Section 8.9(b) otherwise with respect to the final resolution of such Unresolved Specified Matter Claims, if any. Any distribution pursuant to this Section 8.9 shall be made in accordance with this Agreement and the Escrow Agreement. The parties further agree that any such Losses with respect to the Specified Matters under Section 8.1(a)(vii) shall first be funded by disbursements from the Specified Matters Escrow Amount (so long as it is in effect and has an available balance) prior to any claim being made against the Sellers.

Section 8.10.  Defense and Control of Specified Matter. Notwithstanding anything in Section 8.4 to the contrary, the Sellers’ Representative, at its sole cost and expense, shall control the Specified Matters, including the defense, compromise and settlement of such matters, and shall appoint a competent and reputable counsel to act as lead counsel with respect to each Specified Matter. Each Company and such Company’s personnel will reasonably cooperate with the Sellers’ Representative or its counsel in the contest or defense of the Specified Matters, make reasonably available their personnel during normal business hours, and provide such access to their books and records as shall be necessary in connection with the Specified Matters, all at the sole cost and expense of the Sellers’ Representative. The Sellers’ Representative shall (and shall instruct its counsel to) (a) reasonably consult with Buyer and the Companies regarding each of the Specified Matters at the reasonable request of Buyer, (b) keep Buyer and the Companies reasonably apprised of the status of the Specified Matters, and (c) promptly provide Buyer and the Companies copies of all material settlement-related documents related to the Specified Matters; provided that, the Sellers’ Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation (i) injunctive or other equitable relief will be imposed against Buyer (or its Affiliates), (ii) settlement does not expressly and unconditionally release each applicable Company party to such dispute (and their respective Affiliates, including their respective past and then-current direct and indirect owners) from all liabilities and obligations (including, but not limited to, payment obligations or any post-settlement monetary obligations) with respect to such claim, or (iii) such settlement involves any admission of wrongdoing. The Buyer Indemnitees shall be entitled to participate in the defense of any Specified Matter and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Buyer Indemnitees and not the Sellers’ Representative or any Seller Party; provided that if Buyer becomes a named party in such Specified Matter and if there is an actual or potential conflict of interest between, on the one hand, Buyer or any Company, and, on the other hand, the Sellers’ Representative or any Seller Party, on the other hand, then the fees and expenses of such separate counsel shall be borne by the Sellers’ Representative and/or the Seller Parties). The Sellers’ Representative shall lose its right to contest, defend, litigate and settle any Specified Matter if the Sellers’ Representative shall fail to diligently contest such Specified Matter or shall otherwise fail to satisfy the Control of Defense Conditions, and in the event of any such failure, then the Buyer Indemnitees shall be entitled to control the defense, litigation and/or settlement of any Specified Matter at the sole expense of the Seller Parties.

Article IX
General Provisions

Section 9.1.  Assignment. No Party may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of Buyer and Sellers’ Representative, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without the consent of any other Party, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign any or all of its rights and interests hereunder to its lenders as collateral security, and (c) assign any or all of rights, interests or obligations hereunder to an acquirer of all or substantially all of the assets of Buyer; provided, further, that in the case of the foregoing clause (a) or (b), Buyer shall remain responsible for the performance of its obligations hereunder.

Section 9.2.  Binding Effect; No Third-Party Beneficiaries. The terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against each Party and their respective successors and permitted assigns. Except for (a) the provisions of Section 7.6, which are intended for the benefit of, and will be enforceable by, the Officer and Director Indemnified Parties, and (b) the provisions of Article VIII, which are intended for the benefit of, and will be enforceable by, the Buyer Indemnitees and Seller Indemnitees, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable rights hereunder.

Section 9.3.  Notices. All notices, requests, demands or other communications required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by email (with confirmation of transmission) prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by email (with confirmation of transmission) on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; or (d) on the day of delivery, if sent by overnight courier service (receipt requested), in each case, as follows:

(i) if to Buyer,

c/o Levine Leichtman Capital Partners, LLC

345 North Maple Drive, Suite 300

Beverly Hills, CA 90210

Attention: David I. Wolmer

Email: dwolmer@llcp.com

with a copy (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226-3506

Attention: Joshua F. Opperer & Jacob D. Drouillard

Email: JOpperer@honigman.com & JDrouillard@honigman.com

(ii) if to Sellers’ Representative or any Seller Party,

ATA National Title Group, LLC

31440 Northwestern Hwy #100

Farmington Hills, Michigan 48034

Attention: David A. Trott, Sellers’ Representative

Email: dtrott@trottmanagement.com

with a copy (which shall not constitute notice) to:

Jaffe, Raitt, Heuer & Weiss, P.C.

27777 Franklin Road

Suite 2500

Southfield, Michigan 48034

Attention: William E. Sider, Esq.

Email: wsider@jaffelaw.com

Buyer may change its address or email address upon written notice to Sellers’ Representative as set forth in this Section 9.3, and Sellers’ Representative may change its address or email address upon written notice to Buyer as set forth in this Section 9.3.

Section 9.4.  Counterparts. This Agreement may be executed in one or more counterparts (including by email transmission), each of which shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement, and shall become effective when each Party has received one or more such counterparts signed by each of the other Parties.

Section 9.5.  Entire Agreement. This Agreement and the Other Transaction Documents, along with the Schedules and Exhibits, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties relating to such subject matter.

Section 9.6.  Severability. If any provision of this Agreement (or any portion thereof) shall be held invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or invalidate or render unenforceable such provision (or portion thereof) in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement. Upon any such determination that any provision (or any portion thereof) is invalid, illegal or unenforceable, whether by any rule of Law or public policy or otherwise, (a) all other provisions (or the remaining portion thereof) shall nevertheless remain in full force and effect, and (b) Buyer and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.7.  Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached by a Party. Accordingly, the Parties acknowledge and agree that, in addition to any other remedy to which a Party is entitled at Law or in equity, each Party shall be entitled to (a) an injunction or injunctions to prevent breaches of this Agreement by any other Party, and (b) enforce the terms of this Agreement by a decree of specific performance, in each case, without the necessity of proving the inadequacy of money damages as a remedy. No Party shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.8.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 9.9.  Consent to Jurisdiction. Each Party irrevocably submits and consents to the exclusive jurisdiction of the State and Federal Courts located in the State of Delaware for purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document upon such Party by U.S. registered mail at the address to which notices are required to be sent to such Party under Section 9.3 shall be deemed good, proper and effective service upon such Party. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any transaction contemplated hereby in the State and Federal Courts located in the State of Delaware, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.10.  Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable Law, any right SUCH PARTY may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby. Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that SUCH PARTY and the other Parties have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11.  Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by Buyer and Sellers’ Representative, and any of the provisions hereof may be waived only by a writing signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or any breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 9.12.  Waiver of Conflicts. Buyer, on behalf of itself and on behalf of the Companies, agrees that, following the Closing, Jaffe, Raitt, Heuer & Weiss, P.C. may serve as counsel to any of the Seller Parties and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Jaffe, Raitt, Heuer &

Weiss, P.C. prior to the Closing Date of the Companies. Buyer, on behalf of itself and on behalf of the Companies, hereby (a) waives any conflict associated with any representation by Jaffe, Raitt, Heuer & Weiss, P.C. prior to the Closing Date of the Companies that may arise in connection with Jaffe, Raitt, Heuer & Weiss representing the Seller Parties and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, and (b) agrees that, in the event that a dispute arises after the Closing between or among Buyer, the Companies, or any of the respective Affiliates of any of the foregoing in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, Jaffe, Raitt, Heuer & Weiss, P.C. may represent the Seller Parties and their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Companies, and/or any of their respective Affiliates and even though Jaffe, Raitt, Heuer & Weiss, P.C. may have represented the Companies in a matter substantially related to such dispute prior to the Closing. Buyer, on behalf of itself and on behalf of the Companies, also further agrees that, as to all communications between Jaffe, Raitt, Heuer & Weiss, P.C., on the one hand, and the Companies, Seller Parties and/or their respective Affiliates, on the other hand, that (i) occurred prior to the Closing and solely relate to the transactions contemplated under this Agreement, (ii) were confidential between or among, as applicable, Jaffe, Raitt, Heuer & Weiss, P.C., the Companies, Seller Parties and/or their respective Affiliates when made, and (iii) are subject to the attorney-client privilege in accordance with applicable Laws, the attorney-client privilege and the expectation of client confidence belong to and may be controlled by Sellers’ Representative and will not pass to or be claimed by Buyer or the Companies. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between or among Buyer or any Company, on the one hand, and any Person that is not a Party, on the other hand, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Jaffe, Raitt, Heuer & Weiss, P.C. to such Person.

Section 9.13.  Sellers’ Disclosure Letter. Contemporaneously with the execution and delivery of this Agreement, the Sellers are delivering to Buyer a disclosure schedule with numbered sections and subsections corresponding to the relevant sections and subsection in this Agreement (the “Sellers’ Disclosure Letter”). Disclosure of any fact or item in any particular section or subsection of the Sellers’ Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Sellers’ Disclosure Letter to the extent that such disclosure is set forth with such specificity that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection of the Sellers’ Disclosure Letter.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Membership Interest Purchase Agreement as of the date first written above.

SELLERS

TROTT-ATA, LLC

By ____________________________________

      Name: David. A. Trott, Manager

ATI HOLDING, INC.

By ____________________________________

      Name: David A. Trott, President

______________________________________

William L. Robinson, Jr.

INTITLE AGENCY, INC.

By ____________________________________

      Name: Rick Rothfuss, President

_______________________________________

Brian Roberts

_______________________________________

Paul Ruokis

_______________________________________

Robert Soave

ROTHFUSS FAMILY LEGACY TRUST UAD 12-12-2012

By ____________________________________

      Name: Janis M. Longbottom, Trustee

KATHLEEN H. TROTT REVOCABLE TRUST UAD 6-11-1993, AS AMENDED

By ____________________________________

      Name: Kathleen H. Trott, Trustee

2012 IRREVOCABLE GRANTOR TRUST F/B/O COURTNEY ELIZABETH TROTT

By ____________________________________

      Name: Joel S. Golden, Trustee

2012 IRREVOCABLE GRANTOR TRUST F/B/O TAYLOR ROSE TROTT

By ____________________________________

      Name: Joel S. Golden, Trustee

2012 IRREVOCABLE GRANTOR TRUST F/B/O DAVID ALAN TROTT, JR.

By ____________________________________

      Name: Joel S. Golden, Trustee

2010 IRREVOCABLE GRANTOR TRUST F/B/O COURTNEY ELIZABETH TROTT

By ____________________________________

      Name: Joel S. Golden, Trustee

2010 IRREVOCABLE GRANTOR TRUST F/B/O TAYLOR ROSE TROTT

By ____________________________________

      Name: Joel S. Golden, Trustee

2010 IRREVOCABLE GRANTOR TRUST F/B/O DAVID ALAN TROTT, JR.

By ____________________________________

      Name: Joel S. Golden, Trustee

Other Seller Parties

__________________________________________

David A. Trott

__________________________________________

Richard M. Rothfuss

SELLERS’ REPRESENTATIVE

David A. Trott

Buyer

HURON TITLE BUYER, LLC

By: ____________________________________

Name: David Wolmer

Title: Authorized Agent

EXHIBIT A

Sellers and Ownership

See attached.

EXHIBIT B

Accounting Practices and Procedures

See attached.

EXHIBIT C

Illustrative Calculation of Net Working Capital

See attached.

EXHIBIT D

R&W Policy Binder

See attached.

EXHIBIT E

Escrow Agreement

See attached.

EXHIBIT F

PPP Escrow Agreement

See attached.